                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                      Sensormatic Electronics Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                      SENSORMATIC ELECTRONICS CORPORATION

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                               NOVEMBER 20, 1998

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of SENSORMATIC ELECTRONICS CORPORATION, a Delaware corporation, will be held at the Boca Raton Marriott, 5150 Town Center Circle, Boca Raton, Florida 33486, on November 20, 1998, at 10 A.M., local time, for the following purposes:

          1. To elect three directors to serve for a term of three years and until their successors are elected and qualified;

          2. To consider and vote upon a proposal to approve the Company's 1999 Stock Incentive Plan;

          3. To consider and vote upon a proposal to approve an amendment to the Company's Directors Stock Option Plan to increase the total number of shares of the Company's Common Stock that may be issued under such Plan by 350,000;

          4. To consider and vote upon a stockholder's proposal as described in the attached Proxy Statement; and

          5. To transact such other business as may be properly brought before the meeting and all adjournments thereof.

     Only stockholders of record at the close of business on September 25, 1998, will be entitled to notice of, and to vote at, the meeting and any adjournment thereof.

     THE BOARD OF DIRECTORS OF SENSORMATIC ELECTRONICS CORPORATION HOPES THAT YOU WILL FIND IT CONVENIENT TO ATTEND THE MEETING IN PERSON. IN ANY EVENT, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY TO MAKE SURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY REVOKE THE PROXY YOU HAVE SENT IN AND VOTE YOUR STOCK PERSONALLY.

                                          By Order of the Board of Directors,

                                          WALTER A. ENGDAHL
                                          Secretary

Boca Raton, Florida
October 14, 1998

                      SENSORMATIC ELECTRONICS CORPORATION

                                PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Sensormatic Electronics Corporation, a Delaware corporation (the "Company"), of proxies to be voted at the Annual Meeting of Stockholders of the Company to be held at the Boca Raton Marriott, 5150 Town Center Circle, Boca Raton, Florida 33486, on November 20, 1998, at 10 A.M., local time, or at any adjournment or adjournments thereof. Only stockholders of record at the close of business on September 25, 1998, shall be entitled to notice of, and to vote at, the meeting. Shares represented by duly executed proxies received by the Company will be voted in accordance with the instructions contained therein and, in the absence of specific instructions, will be voted for the election as directors of the persons who have been nominated by the Board of Directors, for the approval of the Company's 1999 Stock Incentive Plan, for the approval of the amendment to the Company's Directors Stock Option Plan, against the stockholder's proposal and otherwise in accordance with the judgment of the person or persons voting the proxies on any other matter that may properly be brought before the meeting. At this time, the Board of Directors knows of no other such matters that will be presented for consideration at the Annual Meeting. The execution of a proxy will in no way affect a stockholder's right to attend the Annual Meeting and to vote in person. Any proxy executed and returned by a stockholder may be revoked at any time thereafter except as to any matter or matters upon which, prior to such revocation, a vote shall have been cast pursuant to the authority conferred by such proxy.

     The election of directors requires a plurality of the votes cast. The proposals to adopt the 1999 Stock Incentive Plan and to increase the number of shares that may be issued under the Company's Directors Stock Option Plan each require the affirmative vote of a majority of the votes cast at the Annual Meeting on each such proposal, provided that the total vote cast represents over 50% of all shares entitled to vote thereon. The stockholder's proposal requires the affirmative vote of a majority of the votes cast thereon. For purposes of determining the number of votes cast with respect to a particular matter, only those cast "for" or "against" are included. Shares represented by proxies marked to withhold authority to vote, and shares represented by proxies that indicate that the broker or nominee stockholder thereof does not have discretionary authority to vote them, will be counted only to determine the existence of a quorum at the Annual Meeting.

     This Proxy Statement and the accompanying proxy are being sent on or about October 14, 1998, to stockholders entitled to vote at the Annual Meeting of Stockholders. The cost of solicitation of the Company proxies will be borne by the Company. In addition to the use of the mails, proxy solicitations may be made by telephone, telecopier and personal interview by officers, directors and employees of the Company. The Company has also retained the services of Georgeson & Company Inc. to assist in the solicitation of proxies for a fee estimated at $12,000, plus reimbursement for out-of-pocket expenses. The Company will, upon request, reimburse brokerage houses and persons holding shares in their names or in the names of their nominees for their reasonable expenses in sending soliciting material to their principals. The Company's executive offices are located at 951 Yamato Road, Boca Raton, Florida 33431-4425.

                    VOTING SECURITIES AND SECURITY OWNERSHIP

     Only stockholders of record at the close of business on September 25, 1998, will be entitled to vote at the Annual Meeting of Stockholders and any adjournment thereof. At the close of business on September 25, 1998, there were outstanding 74,367,523 shares of Common Stock, $.01 par value, of the Company. Each of such shares is entitled to one vote. There was no other class of voting securities outstanding at that date.

     To the knowledge of the Company, as of September 25, 1998, no person beneficially owned more than 5% of the outstanding shares of Common Stock of the Company except as set forth in the table below. Each named person beneficially owned, as of the dates set forth below, the number of shares of Common Stock listed opposite its name, and, unless otherwise noted below, each such person had sole voting and investment power over such shares.

                                                               NUMBER OF     PERCENTAGE
NAME AND ADDRESS OF BENEFICIAL OWNER                          SHARES OWNED    OF CLASS
------------------------------------                          ------------   ----------
Capital Guardian Trust Company..............................   6,904,000(1)     9.3%
  333 South Hope Street
  Los Angeles, California 90071
J.P. Morgan & Co. Incorporated..............................   6,261,000(1)     8.4%
  60 Wall Street
  New York, New York 10260
State of Wisconsin Investment Board.........................   4,400,000(1)     5.9%
  P.O. Box 7842
  Madison, Wisconsin 53702
Quantum Industrial Partners LDC.............................   4,297,200(2)     5.8%
  Kaya Flamboyan 9
  Curacao, Netherlands Antilles
QIH Management Investor, L.P.
QIH Management, Inc.
George Soros
Soros Fund Management LLC
Purnendu Chatterjee
Chatterjee Fund Management, L.P.
Winston Partners, L.P.
Stanley F. Druckenmiller
  888 Seventh Avenue
  New York, New York 10106
Loomis Sayles & Company.....................................   3,797,000(1)     5.1%

---------------

(1) Reflects shares beneficially owned as of June 30, 1998, according to a statement on Form 13F.
(2) Reflects shares beneficially owned as of June 30, 1998, according to a statement on Form 13F. As set forth in a statement on Schedule 13G, dated March 6, 1998, Quantum Industrial Partners LDC ("Quantum Industrial"), QIH Management Investor, L.P., QIH Management, Inc., Soros Fund Management LLC, George Soros, Stanley Druckenmiller and Purnendu Chatterjee beneficially owned 4,297,200 shares held by Quantum Industrial and had shared voting and investment power over all such shares. Mr. Soros also held 1,388,850 shares over which he had sole voting and investment power; he also held 10,750 shares for the Open Society Institute, over which he occasionally exercised voting power and of which he was deemed the beneficial owner. Dr. Chatterjee is the beneficial owner of 537,461 shares, which include 285,861 shares held directly by Dr. Chatterjee and 251,600 shares held by Winston Partners, L.P., of which Chatterjee Fund Management, L.P. is the sole general partner, of which Dr. Chatterjee is the sole general partner.

     The following table sets forth information as to the Common Stock of the Company beneficially owned as of September 25, 1998, by each director, nominee for director, each person named in the Summary Compensation Table under Executive Compensation, and by all directors and executive officers as a group:

                                                         AMOUNT AND NATURE
                                                           OF BENEFICIAL      PERCENT OF
NAME OF BENEFICIAL OWNER                                     OWNERSHIP       COMMON STOCK
------------------------                                 -----------------   ------------
Ronald G. Assaf........................................        618,766(1)           *
Fred A. Breidenbach....................................          4,000              *
Thomas V. Buffett......................................         61,475(2)           *
Olin S. Giles..........................................         76,271(3)           *
Timothy P. Hartman.....................................        112,500(4)           *
Jerry T. Kendall.......................................         63,179(5)           *
James E. Lineberger....................................        789,950(6)        1.06%
J. Richard Munro.......................................         11,666(7)           *
Garrett E. Pierce......................................        173,620(8)           *
Ronald F. Premuroso....................................         63,298(9)           *
John T. Ray, Jr........................................         53,500(10)          *
Robert A. Vanourek.....................................        549,259(11)          *
All directors and executive officers as a group........      2,728,963(12)       3.60%

---------------

   * Less than 1%.
 (1) Includes 206,166 shares issuable upon exercise of options. Also includes 65,663 shares allocated to Mr. Assaf's account under the Employee Stock Ownership Plan (the "ESOP") through June 30, 1998, over which Mr. Assaf has sole voting power. Does not include 22,104 shares held by Mrs. Assaf, and 3,000 shares and 1,075,000 shares issuable upon exercise of options held by trusts for the benefit of Mr. Assaf's children, as to all of which Mr. Assaf disclaims beneficial ownership.
 (2) Includes 45,000 shares issuable upon exercise of options.
 (3) Includes 47,166 shares issuable upon exercise of options. Also includes 1,642 shares allocated to Mr. Giles' account under the ESOP through June 30, 1998, over which Mr. Giles has sole voting power.
 (4) Includes 27,500 shares issuable upon exercise of options.
 (5) Includes 46,666 shares issuable upon exercise of options. Also includes 371 shares allocated to Mr. Kendall's account under the ESOP through June 30, 1998, over which Mr. Kendall has sole voting power.
 (6) Includes 283,333 shares issuable upon exercise of options.
 (7) Includes 6,666 shares issuable upon exercise of options.
 (8) Includes 146,666 shares issuable upon exercise of options. Also includes 65 shares allocated to Mr. Pierce's account under the ESOP through June 30, 1998, over which Mr. Pierce has sole voting power.
 (9) Includes 47,999 shares issuable upon exercise of options. Also includes 761 shares allocated to Mr. Premuroso's account under the ESOP through June 30, 1998, over which Mr. Premuroso had sole voting power.
(10) Includes 42,500 shares issuable upon exercise of options.
(11) Includes 464,062 shares issuable upon exercise of options. Also includes 96 shares allocated to Mr. Vanourek's account under the ESOP through June 30, 1998, over which Mr. Vanourek has sole voting power.
(12) Includes 1,476,055 shares issuable upon exercise of options and 70,662 shares allocated to executive officers under the ESOP through June 30, 1998, over which executive officers exercise sole voting power.

     For the purpose of the foregoing table, each of the directors and executive officers is deemed to be the beneficial owner of shares which may be acquired by him within 60 days through the exercise of options, if any, and such shares are deemed to be outstanding for the purpose of computing the percentage of the Company's Common Stock beneficially owned by him and by the directors and executive officers as a group.

Such shares, however, are not deemed to be outstanding for the purpose of computing the percentage of the Company's Common Stock beneficially owned by any other person.

     Each of the persons named in the above table as beneficially owning the shares set forth opposite his name has sole voting power (as to outstanding shares) and sole investment power over such shares, except as otherwise indicated.

                             ELECTION OF DIRECTORS

     Unless otherwise specified, shares represented by the enclosed proxy will be voted for the election of Thomas V. Buffett, James E. Lineberger and John T. Ray, Jr., who have been nominated by the Board of Directors as directors to serve until the Annual Meeting of Stockholders in 2001 and until their successors are elected and qualified. Each of the nominees is now a director of the Company. Directors shall be elected by a plurality of the votes cast, in person or by proxy, at the meeting.

     The Board of Directors is divided into three classes. One class will stand for election for a three-year term at the Annual Meeting of Stockholders on November 20, 1998. The terms of office of the other two classes of continuing directors do not expire until the Annual Meetings of Stockholders in 1999 and 2000, respectively. The names of, and certain information concerning, the nominees and such other directors are set forth below:

                                                      FIRST YEAR
                                                        BECAME
NAME                                            AGE    DIRECTOR    OFFICES
----                                            ---   ----------   -------
Nominees to serve until Annual Meeting of
Stockholders in 2001:
  THOMAS V. BUFFETT(b)(d)(e)..................  62       1992      Director
  JAMES E. LINEBERGER(a)(c)(e)................  61       1968      Director
  JOHN T. RAY, JR.(c)(d)......................  60       1989      Director
Continuing Directors to serve until Annual
Meeting of Stockholders in 1999:
  RONALD G. ASSAF(a)..........................  63       1966      Director
  FRED A. BREIDENBACH(c)(d)...................  51       1998      Director
Continuing Directors to serve until Annual
Meeting of Stockholders in 2000:
  TIMOTHY P. HARTMAN(b)(e)....................  59       1995      Director
  J. RICHARD MUNRO(b)(c)(d)...................  67       1997      Director
  ROBERT A. VANOUREK(a).......................  56       1995      President, Chief Executive
                                                                     Officer and Director

---------------

(a) Member of the Executive Committee
(b) Member of the Audit Committee
(c) Member of the Governance Committee
(d) Member of the Compensation Committee
(e) Member of the Finance Committee

     Ronald G. Assaf, a founder of the Company, has been Chairman of the Board of Directors of the Company since October 1971 and served as President and Chief Executive Officer of the Company from 1974 to January 1986. In January 1988, Mr. Assaf was appointed Co-Chief Executive Officer and in July 1988 was reappointed to the positions of President and Chief Executive Officer. In October 1995, Mr. Assaf relinquished the title of President when Robert A. Vanourek was appointed President and Chief Operating Officer of the Company. In August 1996, Mr. Assaf retired as Chief Executive Officer of the Company. He continues to serve as Chairman of the Board. Mr. Assaf is also a director of Hilite Industries Inc. and Senvest Capital.

     Fred A. Breidenbach was appointed a director of the Company in June 1998. He was the President and Chief Operating Officer of Gulfstream Aerospace Corp. ("Gulfstream"), a manufacturer of business aircraft located in Savannah, Georgia, until July 1997. Prior to joining Gulfstream in April 1993, he spent 25 years with the Aircraft Engine and Aerospace Groups of General Electric Corporation ("GE"), where he last served as Vice President and General Manager of the Government Electronic Controls Division (now Lockheed Martin) and was an officer of GE from 1989 until his departure in 1993. In November 1997 Mr. Breidenbach formed a consulting company, F.A. Breidenbach & Associates, LLC. He is also a member of the Board of Directors of Kaman Corporation.

     Thomas V. Buffett is President of Clipper Investments, a private firm that invests in, and provides consulting services to, the alarm industry. He served as Chairman and Chief Executive Officer of Automated Security (Holdings) PLC, a United Kingdom-based international company specializing in electronic security, from 1974 through October 1994.

     Timothy P. Hartman has been a Director of the Company since 1995. Mr. Hartman was Chairman of NationsBank of Texas until his retirement in June 1996, and also was a director and Vice Chairman of its parent corporation until he retired in 1994. Before joining the NationsBank organization in 1982, Mr. Hartman was the Chief Financial Officer of Baldwin-United Corporation, a diversified financial services company, with which he was associated from 1963 through 1981.

     James E. Lineberger held the office of Chairman of the Executive Committee of the Company from 1974 through 1996 and remains in that now non-executive position. From January 1988 to July 1988, Mr. Lineberger served as Co-Chief Executive Officer of the Company. He has been a partner of Lineberger & Co., LLC and its predecessors, private investment firms, since 1969. Additionally, Mr. Lineberger serves as Chairman of the Board of Directors of Hilite Industries Inc. and as a director of Wray-Tech Instruments, Inc.

     J. Richard Munro was appointed a Director of the Company in May 1997. Mr. Munro served as the Co-Chairman of the Board and Co-Chief Executive Officer of Time Warner Inc., a global media company, for an interim period beginning in July 1989, and was Chairman of the Board and Chief Executive Officer of Time Inc. from September 1986 through July 1989. From October 1980 to September 1986, Mr. Munro served as President and Chief Executive Officer of Time Inc. Mr. Munro is the Chairman of the Board of Genentech, Inc., a biotechnology firm, and a member of the Board of Directors of Kmart Corporation, Kellogg Company and Mobil Corporation.

     John T. Ray, Jr. has served since June 1985 as the Senior Vice President and General Manager of the United States Adhesives, Sealants and Coatings Division of H.B. Fuller Company ("Fuller"), expanded in 1994 to include Mexico and Canada and now known as North American ASC Group. Mr. Ray is also the Chairman of the Board of Directors of EFTEC North America, L.L.C., and of Fiber Resin Corp., the subsidiaries of Fuller serving the automotive and aerospace industries, respectively.

     Robert A. Vanourek joined the Company in October 1995 as its President and Chief Operating Officer. In August 1996, Mr. Vanourek was appointed Chief Executive Officer of the Company. From 1992 until he joined the Company, Mr. Vanourek was President and Chief Executive Officer of Recognition International, Inc. ("Recognition"), a provider of document processing hardware, software and services worldwide, which merged with Banctec, Inc. in October 1995. He acted as Co-Chief Executive Officer of Recognition from 1989 to 1992. Before joining Recognition, Mr. Vanourek was a Group Vice President of Pitney Bowes, Inc., with which he had been affiliated since 1981, and prior to that, he had positions with Avery Dennison Corporation and Couroc Corporation.

     None of the directors has any family relationship with any other director or with any executive officer of the Company.

     The Company has no reason to believe that the nominees will be unable or unwilling to serve as directors, if elected. If, however, the nominees should decline or be unable to act as directors, the shares represented by the enclosed proxy will be voted for such other person or persons as may be nominated by the Board of Directors.

  Committees and Meetings

     The Board of Directors has standing Executive, Audit, Governance, Compensation and Finance Committees. The Company had a standing Stock Incentive Plan Committee until November 1997, when the Compensation Committee assumed its duties.

     The Audit Committee reviews the proposed scope of audit and non-audit services and the fees proposed to be charged for such services, reviews the reports and receives comments and recommendations from the Company's internal audit function and the Company's independent auditors following completion of the annual audit, and reviews with such auditors and management the Company's accounting policies and the adequacy of the Company's internal accounting controls. The Audit Committee also deals with special matters relating to the Company's accounting practices and financial statements brought to its attention by the Company's internal auditors, management or the Company's independent auditors. Until November 1997 the Audit Committee also carried out the duties of the Finance Committee. The Audit Committee met four times during the 1998 fiscal year.

     The Executive Committee exercises the authority of the Board on such matters as are delegated to it by the Board of Directors from time to time. The Executive Committee met once during the 1998 fiscal year.

     The Governance Committee addresses issues of corporate governance. The Governance Committee reviews the composition of the Board, evaluates its performance and considers the qualifications of prospective nominees to serve as directors, and also evaluates the performance of the Company's Chief Executive Officer. Stockholders may recommend nominees for consideration by the Governance Committee by submitting such recommendations, in writing, to the Committee in care of the Secretary of the Company. The Governance Committee met twice during the 1998 fiscal year.

     The Compensation Committee addresses executive compensation issues generally and administers the Company's stock-based incentive plans, including the 1995 Stock Incentive Plan (the "1995 Plan") and the 1989 Stock Incentive Plan (the "1989 Plan") with respect to options outstanding thereunder, a responsibility that until November 1997 was performed by the Stock Incentive Plan Committee. If approved by stockholders, the Company's 1999 Stock Incentive Plan will be administered by the Compensation Committee. The Compensation Committee met three times during the 1998 fiscal year. (The Stock Incentive Plan Committee met five times through November 1997.)

     The Finance Committee, among other things, evaluates and provides counsel on proposals for short- and long-term financing for the Company and other financial transactions. The Finance Committee met five times during the 1998 fiscal year.

     The Board of Directors held 12 meetings during the 1998 fiscal year. No director of the Company during the last fiscal year attended fewer than 90% of the aggregate number of meetings of the Company's Board of Directors and of all committees of the Board on which he served, except Mr. Munro, who attended 71% of the aggregate number of meetings of the Company's Board of Directors and of all committees thereof on which he served.

  Compensation of Directors

     The directors of the Company (other than Mr. Assaf and Mr. Vanourek) receive annual compensation for their services based on a $30,000 per fiscal year retainer and an additional $3,000 for each meeting of the Board of Directors (other than telephonic meetings) attended. Mr. Assaf receives annual cash compensation of $455,000 and certain benefits for all services to the Company in his capacities as consultant and director pursuant to a five-year consulting agreement that became effective August 12, 1996. During fiscal 1998, Mr. Hartman also received an additional $20,000 for service as the chairman of the special Litigation Committee of the Board of Directors. (The legal proceedings that were the subject of the Litigation Committee's responsibilities were resolved in fiscal 1998 and that Committee has been dissolved.) Under the Company's Executive Salary Continuation Plan, which is described below in Note 9 to the "Summary Compensation Table," Mr. Lineberger, who served as an officer of the Company until the end of calendar 1996, and Mr. Assaf are receiving annual retirement benefits of $130,000 and $455,000, respectively.

     In addition, the directors of the Company participate in either the Directors Stock Option Plan (the "Directors Plan") or the 1995 Plan (or successor stock incentive plans). The Directors Plan provides for annual, non-discretionary grants of ten-year options to purchase 7,500 shares of Common Stock (after an initial grant to new directors participating in the Directors Plan of an option to purchase 20,000 shares) at an exercise price per share equal to the fair market value of a share of Common Stock on the date of grant, and which are exercisable on a cumulative basis in three equal annual installments. In fiscal 1998, Messrs. Assaf, Buffett, Hartman, Lineberger and Ray each received options to purchase 7,500 shares of Common Stock under the Directors Plan. Mr. Breidenbach received an initial grant of an option to purchase 20,000 shares when he joined the Board and became eligible to participate in the Directors Plan in June 1998. Mr. Vanourek participated in the 1995 Plan, as described below under "Executive Compensation."

     In 1989, the Company adopted a Board of Directors Retirement Plan for non-officer directors. In fiscal 1997, the directors decided to discontinue the Plan for the benefit of non-employee directors, although benefits for the existing participants will be paid in accordance with the terms of the Plan. The Plan provides for monthly payments over 15 years beginning upon the later of the attainment of age 60 or retirement from the Company, or upon the director's earlier death. Benefits under the Plan are 50% vested after five years of service and are vested an additional 10% for each year of service thereafter. Benefits are payable to the director's designated beneficiary or estate in the event of death. If the director dies while in office and prior to attaining the age of 60, the director's vested interest would be deemed to be equal to that which would have accrued had he remained in office until attaining that age. Annual benefits have been fixed by the Board of Directors or a committee thereof at $40,000 for Mr. Buffett and $25,000 for each of Mr. Ray, Mr. Hartman and Mr. Lineberger.

                             EXECUTIVE COMPENSATION

              REPORT OF THE GOVERNANCE AND COMPENSATION COMMITTEES

     The Compensation Committee of the Board of Directors develops and implements the Company's compensation policies and administers the Company's stock-based incentive and compensation plans, including the 1995 Plan. It has responsibility for, among other things, reviewing and determining the cash compensation and other benefits of the Company's executive officers. The Compensation Committee grants awards under the 1995 Plan to the Company's executive officers and key employees (and participating directors, if any), including stock-based long-term incentive compensation under the Company's Long-Term Incentive Programs.

     Until November 1997, when the Compensation Committee assumed its compensation-related duties, the Governance Committee of the Board of Directors reviewed and determined cash compensation and non-equity based benefits for the Company's executive officers. At that time, the Compensation Committee also assumed the duties of the Stock Incentive Plan Committee, which administered the Company's stock-based incentive and compensation plans. In fiscal 1998, these Committees received from the Company's Chief Executive Officer recommendations with respect to compensation of the Company's other executive officers and met with him to evaluate such executives' performance and, at times, to discuss the bases for his recommendations. The Committees met without the Chief Executive Officer to evaluate his performance and to determine the compensation of all executive officers. Mr. Breidenbach joined the Committees in fiscal 1999.

     The members of the Governance Committee and the Compensation Committee provide the following report, each being responsible for the portions thereof which refer to them or their separate functions. The Stock Incentive Plan Committee, on which Messrs. Buffett and Ray served, was dissolved in November 1997.

  Compensation Policy

     The Company's executive compensation programs are designed to attract and retain qualified leaders and motivate them to achieve the Company's short-and long-term business objectives. The Company believes that the key to achieving such goals is to provide compensation that is competitive with the compensation packages provided by comparable companies and of which a high proportion is "at risk" for performance, in the form of annual incentive bonuses and long-term stock-based incentives.

  Fiscal 1998 Performance

     Although fiscal 1998 was a difficult one for the Company, it was also a year marked by progress in the implementation of its transformation strategy and notable achievements by several of its business units.

     In fiscal 1996, the Company began a substantial restructuring and reorganization of its business units and product lines, with the goal of reducing costs, increasing efficiencies and improving gross margins, which program continued through fiscal 1997 and 1998. Not all of the Company's improvements have been effected as quickly as originally anticipated, and additional problems, including the depreciation of local currencies in Asian and European markets, governmental restrictions on the construction of new hypermarkets in France and other special circumstances in the U.K. and Europe, further affected the Company's performance. Nevertheless, the Company has responded to the challenges posed in fiscal 1998 with resolve to complete the foundation for sustainable growth in the future.

     In fiscal 1998, the Company implemented expense reduction programs that contributed to an 86% increase in earnings (exclusive of restructuring, special and net litigation settlement charges), including eliminating redundancies in the U.K. and continental Europe, divesting certain non-core Commercial/Industrial businesses and consolidating warehouse facilities. In addition, in fiscal 1998, the Company managed its capital more efficiently, redoubling efforts to collect accounts receivable, which ultimately yielded more than $50 million in free cash flow in the fourth quarter and allowed further investment in research and development and information management systems. The Company also completed a $172 million offering of convertible preferred stock in fiscal 1998.

     In spite of the difficulties experienced elsewhere in the Company, six of the Company's nine business units actually posted record years for revenues and operating profits. Revenues for North America Retail, the Company's largest business unit, grew 14% (excluding the effects of the divestiture of non-core businesses). Source tagging label volume in the Global Source Tagging unit increased by approximately 50%, and revenues from International Retail increased 18% (excluding foreign exchange and acquisition effects). Key management changes were made in the European Retail and Commercial/Industrial Worldwide business units to improve performance and profitability.

  Base Salary

     Base compensation for executive officers reflects both the individual's responsibilities and experience and the competitive salary ranges for executives with similar responsibilities in corporations with revenues comparable to those of the Company. The Committees relied on information from a variety of sources to determine competitive cash compensation ranges, including executive compensation surveys conducted by employee benefit consulting firms.

     Base salaries generally are modified annually as warranted by the performance of the Company or the applicable department or business unit, or by the performance of the executive officer or changes in his responsibilities. Mr. Vanourek's base salary was increased by 5% in fiscal 1998. Increases in the 1998 base salaries of the Company's other executive officers were competitive with increases at other similar-sized companies.

  Bonuses

     The annual cash bonus component of an executive officer's compensation depends upon the officer's performance, that of the Company and, if the executive officer has responsibility for a particular department or business unit, the performance of that department or business unit. Generally, the incentive bonuses of certain officers are based primarily on performance goals for the business unit or revenue-producing operations for which they are responsible and in part on the achievement of overall corporate goals. The bonuses for the Company's executive officers with broad corporate responsibilities, such as the Chief Executive Officer and the Chief Financial Officer, are based largely on the financial performance of the Company overall, but also on such officers' efforts to implement the Company's restructuring program and other major initiatives and their success in so doing. The Company believes that an executive officer's responsibility for the success of his business unit and of the Company increases as his duties expand. Accordingly, a larger proportion of a more senior executive officer's compensation generally will be variable, performance-based incentive compensation, compared to that of other executive officers.

     Since the Company failed to meet its financial expectations in fiscal 1998, many of the incentive bonuses earned under the incentive bonus program were substantially lower than originally targeted. Based on the Company's fiscal 1998 performance, Mr. Vanourek did not receive a bonus for fiscal 1998.

  Stock-Based Incentives and Stock Ownership

     The Company believes that stock options are a very important component of executive compensation because they encourage an executive to remain in the Company's employ and link long-term rewards to stock price appreciation. The Compensation Committee recognizes that such long-term incentives will motivate executives to balance pressures to manage for the short-term with the steps necessary to assure the Company's future vitality. Under the Company's regular stock option incentive program, options are granted annually.

     Awards granted under the LTIPs are designed to serve as longer-term incentives than yearly option grants under the 1995 Plan and have not been made on an annual basis. In particular, options and restricted stock awarded under the terms of the LTIPs have longer vesting schedules than is the case with other option grants to participants, with earlier vesting in whole or in part if certain four-year performance goals are achieved.

     In determining the size of a grant to an executive officer or participating director under either the regular stock option incentive program or the LTIPs, the Compensation Committee considers the number of shares that would be thought to be a meaningful incentive for long-term performance, given the participant's position, responsibilities, level of cash and stock-based incentive compensation, and expected contributions, based in part on industry surveys, as well as the recommendations of employee benefits consultants who have studied such compensation at comparable companies.

     The Company also believes that its directors and officers should own outright a meaningful number of shares of the Company's stock in order to ensure that stockholders' interests are given appropriate consideration in the course of conducting the Company's business. Accordingly, the Company in July 1997 adopted guidelines for the levels of stock ownership recommended for its directors and executive officers. Directors are expected to have invested, over the three-year period following the later of the adoption of the policy or joining the Board, an amount equal to five times their annual retainer in the Company's Stock. The Company's chief executive officer is expected to have invested in the Company's stock an amount equal to his base salary within two years, and twice his salary within five years, after adoption of the policy or assuming such position. Those officers with the title vice president or higher are expected to have invested in stock an amount equal to their base salaries within five years after such applicable date.

  Internal Revenue Code Section 162(m)

     In 1993, the Internal Revenue Service enacted Section 162(m) of the Internal Revenue Code, which limits the deductibility of executive compensation in excess of $1,000,000 per year. However, this limitation does not apply to performance-based compensation, provided certain conditions are satisfied. The Company's policy is generally to preserve the federal income tax deductibility of compensation paid to its executives. Accordingly, to the extent feasible, the Company has taken action to preserve the deductibility of certain stock-based incentive awards to its executive officers. However, notwithstanding the Company's general policy, the Governance Committee and the Compensation Committee retain the authority to authorize compensation that may not be deductible if they believe that it is in the interest of the Company to do so. Other elements of compensation, including perquisites and cash and other bonuses, even those based on performance, may also cause a covered executive officer's income to exceed deductible limits.

  Additional Factors Relating to CEO's Compensation

     The Committees measured Mr. Vanourek's performance in fiscal 1998 by the standards described above and with consideration of his role in implementing the broad restructuring program as well as other initiatives the Company has undertaken described above.

            GOVERNANCE COMMITTEE                          COMPENSATION COMMITTEE
         John T. Ray, Jr., Chairman                     J. Richard Munro, Chairman
             Fred A. Breidenbach                            Fred A. Breidenbach
             James E. Lineberger                             Thomas V. Buffett
              J. Richard Munro                               John T. Ray, Jr.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company established a Stock Purchase Loan Plan (the "Loan Plan") in 1979 under which officers, directors and certain designated key employees may borrow an amount equal to the purchase price of shares of the Company's Common Stock purchased upon exercise of their respective stock options ("Option Shares") and an amount approximating the amount of income tax liability resulting from the exercise of such options. Under the Loan Plan, loans generally bear interest at the rate of 4% per annum, payable annually. Loans are required to be secured and to comply with Federal Reserve margin requirements, to the extent applicable. The loans generally are due within five years of the date of the loan, upon cessation of employment or upon the sale of the Option Shares, whichever occurs first. (Information regarding loans to directors and executive officers under the Loan Plan is set forth below under "Stock Purchase Loan Plan.")

                           SUMMARY COMPENSATION TABLE

     The following table shows compensation for services rendered in all capacities to the Company and its subsidiaries during fiscal 1998, 1997 and 1996 by the Company's Chief Executive Officer during fiscal 1998 and by the next four highest-paid executive officers of the Company.

                                                                                    LONG-TERM
                                                                                  COMPENSATION
                                             ANNUAL COMPENSATION                     AWARDS
                                       --------------------------------     -------------------------
                                                                            RESTRICTED                     RETIREMENT BENEFITS
                                                           OTHER ANNUAL       STOCK                             ALL OTHER
                                       SALARY     BONUS    COMPENSATION       AWARDS     OPTIONS/SARS         COMPENSATION
NAME AND PRINCIPAL POSITION     YEAR     ($)       ($)         ($)            ($)(1)      ($)(1)(2)                ($)
---------------------------     ----   -------   -------   ------------     ----------   ------------   -------------------------
Robert A. Vanourek............  1998   492,356         0          --                --      42,186          3,797   (4)(5)(6)
  President and Chief           1997   452,405   233,333          --           688,009     307,814      1,363,928   (4)(5)(6)
  Executive Officer(3)          1996   302,408   233,333          --                --     450,000         61,563   (6)

Garrett E. Pierce.............  1998   341,924    50,000          --                --      40,000          3,797   (4)(5)(6)
  Senior Vice President,        1997   319,000   100,000          --           387,998      60,802        135,117   (4)(5)(6)
  Chief Administrative Officer  1996   138,462   150,000          --                --     200,000             --
  and Chief Financial
  Officer(7)

Jerry T. Kendall..............  1998   223,079    95,000          --                --      25,000          3,797   (4)(5)(6)
  Senior Vice President and     1997   208,115    75,000          --           239,993      37,610         45,591   (4)(5)(8)
  President, North American     1996   179,000    35,000          --                --      35,000         13,336   (4)(5)(8)
  Retail Operations

Ronald F. Premuroso...........  1998   198,702    88,000          --                --      50,000          3,797   (4)(5)(6)
  Senior Vice President,        1997   167,408    70,000      25,496(9)        228,009      35,729         17,431   (4)(5)(8)
  Europe Retail Operations      1996   142,194    58,460     183,995(10)            --      25,000         15,942   (4)(5)(8)

Olin S. Giles.................  1998   214,504    24,500          --                --      15,000          3,797   (4)(5)(6)(11)
  Senior Vice President         1997   197,327    25,000      24,160(12)       239,993      37,610         55,785   (4)(5)(6)(11)
  and Chief Technical Officer   1996   176,500    21,320          --                --      25,000         58,920   (4)(5)(6)(11)

---------------

 (1) Options and restricted stock were awarded to participants in the Company's 1995 Long-Term Incentive Program (the "1995 LTIP") adopted in fiscal 1995 under the 1995 Stock Incentive Plan (the "1995 Plan") and participants in the Company's 1997 Long-Term Incentive Program (the "1997 LTIP") adopted in fiscal 1997 under the 1995 Plan. In order to participate in the 1997 LTIP, those who had received awards under the 1995 LTIP were required to surrender those awards of options and restricted stock for awards of options and restricted stock under the 1997 LTIP. Accordingly, the awards, if any, granted under the 1995 LTIP to participants in the 1997 LTIP have been cancelled.

 (2) The Company has not issued any stock appreciation rights to the named executive officers. See footnote 1 to the table "Option/SAR Grants in Last Fiscal Year" for summary terms of options granted.

 (3) Mr. Vanourek was President and Chief Operating Officer of the Company from October 1995 until August 12, 1996. At that time, he assumed the position of Chief Executive Officer of the Company while continuing as its President. Mr. Vanourek's 1996 compensation reflects the 8.5 months he was with the Company during that fiscal year.

 (4) Includes contributions made by the Company under its Employee Stock Ownership Plan, which is a defined contribution plan, to or for the benefit of the eligible named executive officers. Under the ESOP, the Company makes an annual contribution to a trust fund for the benefit of participants in an amount determined by the Board of Directors. Fund assets are required to be invested primarily in the Company's Common Stock. The trust fund holds shares which it previously acquired from the Company at a price of $8.46 per share, paid for by delivery of a promissory note of the ESOP's trustee. Principal and interest of the note are payable from the proceeds of the Company's annual contributions. As the indebtedness is retired, a proportionate amount of the purchased shares are allocated to the accounts of eligible employees under such plan. In fiscal 1998, the Company contributed $197 to the accounts of each of Messrs. Vanourek, Pierce, Kendall, Premuroso and Giles, respectively. With the contributions made by the Company for fiscal 1998, the promissory note obligation has been fully discharged.

 (5) Includes contributions made by the Company under its SensorSave Plan ("SSP"), a defined contribution plan, to or for the benefit of the eligible named executive officers. Under the SSP, the Company makes both annual contributions as determined by the Board of Directors and, pursuant to the portion of the SSP that is a 401(k) plan, contributions matching a proportion of participating employees' voluntary contributions. In fiscal 1998, the Company contributed $3,600 to the accounts of each of Messrs. Vanourek, Pierce, Kendall, Premuroso and Giles, respectively.

 (6) Includes payments made by the Company to establish and maintain insurance policies on the lives of participants in connection with obligations under the Senior Executive Defined Contribution Retirement Plan (the "Senior Executive Plan"), which was a target benefit defined contribution plan, to or for the benefit of the eligible named executive officers. Individually, the participants in the Senior Executive Plan had no right or interest in or to such insurance policies. Under the Senior Executive Plan, which was established by the Company in fiscal 1994 for certain senior officers, a participant would receive an annual retirement benefit equal to the lesser of (i) the benefit previously targeted for such participant by the Board of Directors or (ii) the benefit which could be paid out of such participant's investment account under the Senior Executive Plan, the annual yield of which would be determined by the chief executive officer of the Company, subject to the approval of the Board of Directors or a committee thereof, in each case multiplied by a percentage equal to the participant's vested interest as of the date of the participant's termination of employment. Benefits under the Senior Executive Plan generally vested over a 15-year schedule, but a participant with ten or more years of service and who was employed by the Company immediately prior to his normal retirement was deemed to be 100% vested upon retirement. Benefits were payable in bi-weekly installments for 15 years after the later to occur of the participant's attainment of retirement age (60) or his actual retirement from employment with the Company, or, if earlier, the participant's death. Upon a change in control of the Company, the participant's targeted benefit under the Senior Executive Plan would become 100% vested. The Company had purchased life insurance policies on some participants, the death benefits of which it anticipated would reimburse the Company for its obligations under the Senior Executive Plan, but as to which policies the participants had no right. The 1997 amount for Mr. Vanourek reflects the payment of premiums for two years to establish the insurance policy on his life. The Company made no premium payments or other contributions toward the funding of benefits under the Senior Executive Plan for the named executive officers during fiscal 1998. Each of Messrs. Vanourek, Pierce, Kendall, Premuroso and Giles, assuming their respective vested interests were 100% upon attaining retirement age and the yield from their respective investment accounts was sufficient to fund their respective targeted benefits (as last determined by the Board of Directors), would have expected to receive annual retirement benefits under the Senior Executive Plan of $387,500, $225,000, $100,000, $85,000 and $26,500,
     respectively. The Senior Executive Plan, however, was replaced as of July 15, 1998, by the Company's Supplemental Executive Retirement Plan (the "SERP"), under which such executive officers would be expected to receive at least the retirement benefits referred to above, and certain insurance policies have been or will be relinquished, with the Company recovering the cash surrender values thereof (including approximately $1,200,000 in respect of Mr. Vanourek's policy).

 (7) Mr. Pierce joined the Company as its Chief Financial Officer in January 1996. Mr. Pierce's 1996 compensation reflects the five and one-half months he was with the Company during that fiscal year.

 (8) Includes contributions made by the Company under or in connection with the Key Executive Supplemental Retirement Plan (the "KESRP"), a plan providing for deferred defined compensation benefits for certain executive officers and other key employees not covered by the Senior Executive Plan or by the Company's Executive Salary Continuation Plan. The Company made no contribution toward the funding of benefits under the KESRP for the named executive officers during fiscal 1998. Effective July 15, 1998, the KESRP was replaced by the SERP.

 (9) Of this total, $12,683 represents imputed income from the Company's forgiveness of debt owed by Mr. Premuroso and $7,200 represents imputed income from the use of an automobile provided by the Company.

(10) Of this total, $81,451 represents tax equalization payments made to Mr. Premuroso, who was located in Singapore, and $41,332 represents imputed income from the Company's payment of housing costs.

(11) Includes contributions made by the Company under or in connection with the Company's Executive Salary Continuation Plan ("ESCP"), which provides for certain defined deferred compensation benefits in the form of an annual retirement benefit determined by the Board of Directors, multiplied by a percentage equal to the participant's vested interest at termination of employment. Benefits generally vest over a 15-year schedule and are payable in bi-weekly installments for 15 years from the later of the participant's attainment of retirement age (60) or the participant's actual retirement from employment with the Company, or, if earlier, from the participant's death. The Company made no contributions toward the funding of benefits under the ESCP for the named executive officers during fiscal 1998. Based upon the ESCP as presently in effect, Mr. Giles will receive $86,500 annually. The Company ceased to include new participants in the ESCP in July 1998.

(12) Of this total, $15,812 represents imputed income from the use of an automobile provided by the Company and $8,348 represents benefits received under the Company's Executive Medical Reimbursement Plan.

     The Company also has an agreement with Mr. Vanourek, terminable by the Company on 30 days' notice, pursuant to which he currently receives a base salary of $498,750 per annum and will have a targeted bonus of not less than $350,000 per annum. Under Mr. Pierce's employment agreement with the Company, which is terminable by the Company upon 30 days' notice, Mr. Pierce currently receives a base salary of $350,000 per annum and will have a targeted bonus of not less than $175,000 per annum. Mr. Vanourek and Mr. Pierce are each entitled to two years' severance if their employment terminates under certain circumstances.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides certain information with respect to options granted to each person named in the Summary Compensation Table during fiscal 1998. In addition, in accordance with Securities and Exchange Commission rules, there are shown hypothetical gains that would exist for the options granted, based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the options were granted over the full option term. The named officers will realize no gain on these options unless the price of the Common Stock increases above the exercise price for such options, which will benefit all stockholders proportionately. No stock appreciation rights have been awarded by the Company.

                                                 INDIVIDUAL GRANTS
                                 -------------------------------------------------
                                               PERCENT OF
                                                 TOTAL                               POTENTIAL REALIZABLE VALUE AT
                                  OPTIONS/      OPTIONS/                             ASSUMED ANNUAL RATES OF STOCK
                                    SARS          SARS                                   PRICE APPRECIATION FOR
                                 GRANTED IN    GRANTED TO    EXERCISE                        OPTION TERM(2)
                                   FISCAL     EMPLOYEES IN   OR BASE    EXPIRATION   ------------------------------
NAME                              YEAR(1)     FISCAL YEAR    PRICE($)      DATE         5%($)            10%($)
----                             ----------   ------------   --------   ----------   ------------    --------------
Robert A. Vanourek.............     42,186        2.23%      13.6563     10/03/07         362,300           918,200
Garrett E. Pierce..............     40,000        2.12%      13.6563     10/03/07         343,500           870,600
Jerry T. Kendall...............     25,000        1.32%      13.0313     07/18/07         204,900           519,200
Ronald F. Premuroso............     25,000        1.32%      13.0313     07/18/07         204,900           519,200
                                    25,000        1.32%      15.7500     04/17/08         247,600           627,500
Olin S. Giles..................     15,000        0.79%      13.6563     10/03/07         128,800           326,500
All Optionees
  (participants)(3)............  1,891,159         100%      13.7913                   16,402,500        41,567,300
All Stockholders' Potential
  Realizable Value at Assumed
  Growth Rates(4)..............                                                      $661,412,479    $1,676,149,083

---------------

(1) All options granted during the period were non-qualified options granted pursuant to the 1995 Stock Incentive Plan (the "1995 Plan") at fair market value on the date of grant. Options granted to the named executives and other officers of the Company have terms of ten years, and like options granted under the Company's predecessor Stock Incentive Plans, generally become exercisable on a cumulative basis in three equal annual installments, commencing on the first anniversary of the date of grant. Certain options granted to executive officers under the 1995 Plan in fiscal 1995 become exercisable in full after the fifth anniversary of the date of grant or at such earlier date on which the fair market value of the Company's Common Stock has exceeded the exercise price by at least 35% for at least ten consecutive trading days.

(2) The potential realizable value of these options is based solely on an assumed annual rate of appreciation of the base prices thereof. It does not take into account the fact that current Common Stock prices may be significantly below such base prices, nor does it take into account any taxes or other expenses that might become payable as a result of exercise. The Company expresses no opinion and makes no representation that this level of appreciation will, in fact, be realized.

(3) Calculated based on the weighted average exercise price of all options granted during fiscal 1998 ($13.7913), and assuming all options have a term of ten years.

(4) Calculated based on the weighted average exercise price of all options granted during fiscal 1998 ($13.7913), and assuming stock price appreciation at the indicated rates over the same period used to calculate the individuals' potential realizable value.

    AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

     The following table sets forth as to each person named in the Summary Compensation Table the specified information with respect to option exercises during fiscal 1998 and the status of their options at the end of fiscal 1998.

                                                                                           VALUE OF UNEXERCISED
                                                           NUMBER OF UNEXERCISED             IN-THE-MONEY(2)
                                NUMBER OF                  OPTIONS/SARS AT FISCAL            OPTIONS/SARS AT
                                 SHARES       VALUE               YEAR-END                FISCAL YEAR-END($)(3)
                               ACQUIRED ON   REALIZED   ----------------------------   ----------------------------
NAME                            EXERCISE      ($)(1)    EXERCISABLE   NONEXERCISABLE   EXERCISABLE   NONEXERCISABLE
----                           -----------   --------   -----------   --------------   -----------   --------------
Robert A. Vanourek...........      --          --         300,000        500,000             --              --
Garrett E. Pierce............      --          --         133,333        167,469             --              --
Jerry T. Kendall.............      --          --          46,666         53,334          8,072          16,667
Ronald F. Premuroso..........      --          --          30,999        122,730          8,072          16,667
Olin S. Giles................      --          --          42,166         85,944         19,350              --

---------------

(1) The "value realized" represents the difference between the exercise price of the option shares and the market price of the option shares on the date the option was exercised. The value realized was determined without considering any taxes which may become payable in respect of the sale of any such shares.

(2) "In-the-money" options are options whose exercise price was less than the market price of Common Stock at June 30, 1998.

(3) Based on a stock price of $14.00 per share, which was the closing price of a share of Common Stock reported on the New York Stock Exchange on June 30, 1998.

                               PERFORMANCE GRAPH

     The SEC requires the Company to present a line graph comparing cumulative, five-year stockholder returns on an indexed basis with the Standard & Poor's 500 Stock Index (the "S&P 500") (or another broad-based index) and either a nationally-recognized industry standard or a group of peer companies selected by the Company. The Company has selected, for purposes of this performance comparison, seven public companies (the "Self-Constructed Peer Group") believed to offer security products or services similar to those offered by the Company, and the provision of which products or services represents a significant portion of their respective businesses. A list of these companies follows the graph below. The graph assumes that $100 was invested on June 1, 1993, in each of the Common Stock, the S&P 500 and the Self-Constructed Peer Group (weighted on the basis of capitalization), and that all dividends were reinvested.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

                        FOR THE YEAR ENDED JUNE 30, 1998
(COMPARISON CHART)

                                           SENSORMATIC                            SELF-
               MEASUREMENT PERIOD          ELECTRONICS        STANDARD &       CONSTRUCTED
             (FISCAL YEAR COVERED)         CORPORATION        POOR'S 500        PEER GROUP
             ---------------------         -----------        ----------       -----------
                  JUNE 1993                   100.00            100.00            100.00
                  JUNE 1994                   111.34            101.41            110.86
                  JUNE 1995                   138.47            127.84            121.88
                  JUNE 1996                    64.56            161.09            214.26
                  JUNE 1997                    51.46            216.99            222.89
                  JUNE 1998                    55.95            282.43            213.56

     The Self-Constructed Peer Group consists of the following companies:
Borg-Warner Security Corp.; Checkpoint Systems, Inc.; Diebold, Incorporated; Pinkerton's, Inc.; Pittway Corp.; Vicon Industries, Inc. and The Wackenhut Corporation.

  Agreements Relating to Change in Control

     The Board of Directors, in 1988, authorized the Company to enter into agreements (the "Agreements") providing for certain protections and benefits for all executive and certain other officers in connection with a change in control of the Company. The Agreements, among other things, protect the value of stock options held by such persons, protect their retirement benefits, provide for severance compensation in the event of certain terminations of service and provide, in certain cases where the Company is acquired at a premium over the market price for the Common Stock, for a bonus based on such premium. In 1998, these Agreements were reviewed and updated in order to conform the Agreements to the Company's current compensation practices, establish uniform treatment in the Agreements of officers at comparable levels and clarify certain provisions.

Agreements were also entered into with executive officers who joined the Company in recent years. As used herein, the "Agreements" shall refer to the current form thereof following such review and updating.

     For purposes of the Agreements, a "change in control" means a change in control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and will be deemed to have occurred if (a) any "person" or "group" of persons (as the terms "person" and "group" are used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934 and the rules thereunder) is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the then outstanding securities of the Company; (b) the Company consummates a merger, consolidation, share exchange, division or other reorganization of the Company with any other corporation or entity, unless the stockholders of the Company immediately prior to such transaction beneficially own, directly or indirectly, (i) if the Company is the surviving corporation in such transaction, 60% or more of the combined voting power of the Company's outstanding voting securities as well as 60% or more of the total market value of the Company's outstanding equity securities, (ii) if the Company is not the surviving corporation, 80% or more of the combined voting power of the surviving entity's outstanding voting securities as well as 80% or more of the total market value of such entity's outstanding equity securities, or (iii) in the case of a division, 80% or more of the combined voting power of the outstanding voting securities of each entity resulting from the division as well as 80% or more of the total market value of each such entity's outstanding equity securities, in each case in substantially the same proportion as such stockholders owned shares of the Company prior to such transaction; (c) the Company adopts a plan of complete liquidation or winding-up of the Company; (d) the stockholders of the Company approve an agreement for the sale or disposition (in one transaction or a series of transactions) of all or substantially all of the Company's assets; or (e) a change of more than 25% in the composition of the Board of Directors occurs within a two-year period unless such change was approved in advance by at least two-thirds of the previous directors.

     Under the Agreements, upon the occurrence of a change in control, all stock options become fully exercisable, and any deferred vesting or forfeiture provisions applicable to restricted stock or other stock awarded to the officer under a Company plan ("Award Shares") are without further force or effect. In addition, in the case of an acquisition of 50% or more of the Company's voting securities, or in connection with the approval by the Board of Directors of a merger or certain other transactions or in certain other events which would or do result in the elimination of the Common Stock from, or a cessation of trading of the Common Stock in, a nationally recognized market, the Company may be required by the officers to purchase Company options or stock (or securities issued in exchange therefor pursuant to the change in control) held by them at the highest price per share paid in connection with the change in control, less, in the case of unexercised options, the exercise price (or, in the case of shares previously acquired upon exercise of options or Award Shares, a price equal to the cost of such option shares or Award Shares (including related tax costs), if greater).

     The Agreements provide for the protection of compensation levels and benefits during an attempted change in control and for three years following the change in control. In addition, the Agreements provide for severance compensation in amounts commensurate with previous annual compensation in the event of certain terminations of service with the Company following a change in control. Severance payments would be payable generally for a period of up to 36 months, but not less than 18 or 24 months (as specified in the respective Agreements), in the event of involuntary termination of service (other than for cause, as defined in the Agreements) within 36 months following a change in control deemed "non-approved" by the Board of Directors. Involuntary termination is defined to include resignation following a material change in responsibilities, a reduction in compensation or relocation. In the case of the chief executive officer of the Company, equal amounts would be payable following an "approved" change in control and irrespective of the manner of termination (other than for cause). For other officers generally, severance payments would be payable for varying periods, depending on the level of the officer, of six months to 24 months in the event of voluntary termination of service following a "non-approved" change in control, 12 months to 30 months in the event of involuntary termination of service following an "approved" change in control and, in the case of the chief financial officer, 12 months to 24 months in the event of voluntary termination of service following an

"approved" change in control. Also, in the case of a voluntary termination of service following an approved change of control, the chief executive officer and chief financial officer would be required to provide consulting services to the Company during a portion of the period such officers receive severance compensation.

     The Agreements also provide, in the event of termination of service of the officer following a "non-approved" change in control, that the Company pay to such officer an amount equal to the non-vested portion of his accounts under the Company's employee retirement plans (other than the Executive Salary Continuum Plan (the "ESCP") or the Supplemental Executive Retirement Plan (the "SERP")). Under the ESCP and the SERP, in such event, the Company is required to fund fully the benefits payable under such plans (after giving effect to the change of control provisions in such plans) such that their ultimate payment is assured beyond a reasonable doubt, unless such funding would result in "constructive receipt" of such benefits resulting in taxable income to the officer, in which event the Company would be required to pay such benefits in a lump sum, discounted to present value. Following any such termination which is involuntary, the non-competition provisions included in such plans would have no force or effect as to the terminated officer.

     The Agreements further provide, in the event of a change in control involving the acquisition of 50% or more of the Company's voting securities, or a merger or other transaction affecting the market in the Common Stock as described above, for the payment of bonuses if the stockholders receive a substantial premium over the market price of the Company's Common Stock. The amounts of such bonuses are directly related to, and increase in relation to increases in, the percentage of such premium.

     The Agreements with Messrs. Vanourek and Pierce, and the employment agreements between certain other officers and the Company, further provide that if any payment or distribution by the Company to the executive is determined to be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the executive is entitled to receive a payment on an after-tax basis equal to the excise tax imposed.

     Pursuant to the Agreements, the officers are obligated to continue to make their services available to the Company during an attempted change in control and for six months following a change in control.

     In 1988 and 1989, the Company also entered into agreements similar to the Agreements described above with certain non-executive officers, other key employees and then-directors. Certain other officers and other key employees of the Company have also been granted agreements providing for certain benefits following a "non-approved" change in control.

     The Agreements entered into with Messrs. Assaf and Lineberger, as executive officers, in 1988, remain in effect, and have been similarly updated. In addition, updated agreements, providing for benefits relating to stock options, acquired option shares and Award Shares and protection of retirement benefits, if any, similar to those afforded to the Company's officers under the Agreements, have been entered into with Messrs. Breidenbach, Buffett, Hartman, Munro and Ray.

     The Board of Directors of the Company believes that the Agreements will help assure management's continued dedication to their duties to the Company notwithstanding the occurrence of any change in control and in particular, will enable management to assess objectively and impartially, and advise the Board of Directors with respect to, any proposal received by the Company regarding a change in control. In addition, such agreements will help assure continued services to the Company by management and other key personnel.

  Stock Purchase Loan Plan

     Under the Company's Stock Purchase Loan Plan established to facilitate the exercise of stock options, Mr. Assaf and Mr. Lineberger had loans outstanding during the fiscal year ended June 30, 1998, in the maximum amount of $1,781,648.45 and $996,817.07, respectively. Mr. Assaf's loan is currently outstanding in that amount. Mr. Lineberger's loan was repaid in full during fiscal 1998.

  Transactions with Management

     The Company holds a June 30, 1995, promissory note of TSI Security Acquisition Corp. ("TSI"), a company in which Mr. Lineberger is the principal investor, in original principal amount of $109,789. The note is payable in installments through 2000, bears interest at the rate of 10% per annum and is subordinate to other indebtedness of TSI borrowed for working capital purposes. The outstanding principal balance of the TSI note at June 30, 1998, was $99,789.

  Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and persons who own beneficially more than ten percent of the Company's outstanding Common Stock to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of Common Stock and other securities of the Company on Forms 3, 4 and 5, and to furnish the Company with copies of all such forms they file. Based on a review of copies of such reports, all of the Company's directors and officers timely filed all reports required with respect to fiscal 1998, except that Gregory C. Thompson's Initial Statement of Beneficial Ownership of Securities on Form 3 was inadvertently filed more than ten days after he became a reporting person.

  Certain Legal Proceedings

     Three derivative actions were filed against certain directors of the Company in the Court of Chancery of the State of Delaware by Marion Lord and Norman Rabinstein, Harry Lewis, and Alan Freberg on or about September 7, September 13 and September 14, 1995, respectively. The complaints named Messrs. Ronald G. Assaf, Thomas V. Buffett, James E. Lineberger and John T. Ray, Jr., four of the Company's current directors, and Messrs. Jerome M. LeWine and Michael Pardue and Dr. Arthur G. Milnes, former directors, as defendants, and the Company as nominal defendant. The complaints asserted, among other things, claims for breach of fiduciary duties of care and loyalty, mismanagement and waste of corporate assets. The plaintiffs, who claimed to be stockholders of the Company, sought restitution and/or damages in favor of the Company and imposition of a constructive trust upon defendants' proceeds from trading activities in the Company's securities allegedly based upon non-public information, together with costs, attorneys' fees, accountants' fees, experts' fees and other relief. These three actions were consolidated. These actions arose out of alleged statements and omissions regarding, among other things, the Company's financial results and accounting practices for fiscal periods ended June 30, 1995, and prior thereto that were also generally the subject of a class action against the Company and current and former officers and directors of the Company, which class action was described in the Company's 1997 Annual Report on Form 10-K.

     In fiscal 1998, the Company reached an agreement in principle to settle these derivative actions. The settlement provides for payment of legal fees by the Company in an amount that would not be material. The agreement in principle is subject to final documentation and Court approval.

     In April 1998, the Company, certain former Company officers and Ronald G. Assaf, the Company's non-executive Chairman of the Board and former Chief Executive Officer, entered into agreements, without admitting or denying any wrongdoing, with the Securities and Exchange Commission (the "SEC") to resolve the SEC's investigation described in the Form 10-K. Pursuant to the agreements, the SEC instituted and simultaneously settled several enforcement actions. Generally, the SEC alleged in an administrative proceeding that the Company violated the antifraud, reporting, internal controls and books and records provisions of the federal securities laws from at least July 1, 1993 through July 10, 1995. Specifically, the SEC alleged, among other things, that during that period the Company improperly recognized and recorded revenue in one quarter from product shipped to customers in the next quarter and misstated its quarterly earnings in certain financial statements contained in periodic reports and registration statements. As part of its settlement, the Company agreed to an Order of the SEC that it will not in the future violate certain periodic reporting, books and records, internal controls and antifraud provisions of the Federal securities laws. There were no penalties imposed upon the Company.

     In its related civil injunctive complaint, the SEC alleged, among other things, that, during the relevant period, certain former officers of the Company, other than Mr. Assaf (see below), knew of certain improper revenue recognition practices and condoned or directed those practices, and knew that certain Company periodic reports filed with the SEC were false and misleading. Those officers agreed, without admitting or denying any wrongdoing, to, among other things, final judgments or orders prohibiting them from violating certain antifraud provisions and certain record keeping and periodic reporting provisions of the Federal securities laws and ordering certain of them to pay civil penalties. Further, the SEC alleged, among other things, in the civil complaint that, during the relevant period, Mr. Assaf knew of certain improper recognition practices and knew or was generally aware that certain Company periodic reports filed with the SEC were false and misleading. Mr. Assaf agreed, without admitting or denying any wrongdoing, to a civil final judgment enjoining him from future violations of certain record keeping and periodic reporting provisions of the Federal securities laws and ordering him to pay a civil penalty of $50,000.

     For information relating to the settlement of the class action and related litigation, see the Company's 1998 Annual Report on Form 10-K and each of the Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, 1997, December 31, 1997, and March 31, 1998.

               PROPOSAL TO APPROVE THE 1999 STOCK INCENTIVE PLAN

     In September 1998, the Board of Directors of the Company adopted the 1999 Stock Incentive Plan (the "1999 Plan"), subject to the approval of the stockholders. The purpose of the 1999 Plan is to aid the Company in attracting, retaining and motivating officers, key employees and directors by providing them with incentives to make significant contributions to the growth and profitability of the Company. The 1999 Plan is designed to accomplish this goal by giving participants a proprietary interest in the success of the Company, through the grant of stock options and other stock-based incentive awards.

     The Board of Directors recommends approval of the 1999 Plan by the stockholders for the reasons set forth below. If approved by the stockholders, the 1999 Plan will replace the Company's existing 1995 Plan (under which approximately 560,000 shares remained available for the grant of options or other awards as of September 25, 1998). No new awards would be granted under the 1995 Plan after the approval of the 1999 Plan; awards then outstanding under the 1995 Plan (as well as under the Company's 1989 Stock Incentive Plan (the "1989 Plan")) will remain in effect (see "Option/SAR Grants in Last Fiscal Year" for a description of the material terms of certain awards granted under the 1995
Plan). As of July 1, 1998, there were approximately 5,130,000 shares subject to options that remain outstanding under the 1995 Plan. Options to acquire approximately 2,815,000 shares remain outstanding under the 1989 Plan. These options are exercisable at prices ranging from $7.42 to $36.38 per share, or an average price per share of $19.48. To the extent that any outstanding options under the 1995 Plan or the 1989 Plan are forfeited, cancelled or expire unexercised (other than in connection with a repricing of options or an exchange of options to the same effect, unless the stockholders approve such repricing), the shares subject thereto will be added to the total number of shares available for issuance under the 1999 Plan, as described below.

     Set forth below is a brief description of the principal features of the 1999 Plan (which is in most respects substantially similar to the 1995 Plan). Such description is qualified in its entirety by the full text of the 1999 Plan, a copy of which is attached hereto as Exhibit A. Reference to such exhibit should be made for a complete description of the 1999 Plan.

  General Terms

     The 1999 Plan authorizes the Company to grant awards in the form of stock options, both incentive stock options (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code")) and non-qualified stock options, SARs and awards payable in stock, restricted stock or cash. All of such awards may be granted singly, in combination or in tandem, or in substitution for awards granted previously under the 1995 Plan or any other plan of the Company. In addition, the 1999 Plan permits the Company to extend dividend equivalency rights to awards made thereunder. The payment or exercise of any awards, including stock options, under the 1999 Plan may be conditioned on the satisfaction of various criteria, such as the achievement of specific business objectives, attainment of growth rates and other comparable measurements of the Company's performance. While some or all of the other types of awards referred to above may be made from time to time, the Company has principally granted stock options under the 1995 Plan and the 1989 Plan and has also granted restricted stock awards under its 1995 and 1997 Long-Term Incentive Programs under the 1995 Plan.

     The 1999 Plan terminates in November 2008. The number of shares authorized for issuance thereunder is 3,650,000, plus such additional number of shares as becomes available under the 1995 Plan and the 1989 Plan by reason of the forfeiture of awards granted thereunder or their cancellation or expiration without exercise (other than in connection with a repricing of options by an exchange to that effect, unless the stockholders approve such repricing). Shares related to awards (or portions thereof) under the 1999 Plan that are forfeited, cancelled or terminated, expire unexercised, are surrendered in exchange for other awards, or are settled in cash in lieu of shares or in any other manner such that shares covered by an award are not and will not be issued, will be restored to the total number of shares available for issuance pursuant to awards granted under the 1999 Plan, unless such awards are cancelled in connection with an exchange for options issued at a lower price or the stockholders otherwise approve such exchange (see also the discussion of the Company's adoption of a policy against repricing below). The aggregate number of shares issuable pursuant to options, or which may be used as a basis for SARs, granted to any individual participant under the 1995 Plan is limited to 1,500,000 shares during any three consecutive fiscal-year periods beginning after July 1, 1998, subject to proportional adjustments as described below.

     The 1999 Plan provides that, in the event of a stock split, stock dividend, combination or reclassification of shares, recapitalization, merger, consolidation or similar event, proportional adjustments will be made in (a) the number of shares of the Company's Common Stock (i) reserved for issuance under the 1999 Plan, (ii) available for options or other awards and for issuance pursuant to options, or upon which SARs may be based, for individual participants, and (iii) covered by outstanding awards; (b) the prices related to outstanding awards; and (c) the appropriate fair market value and other price determinations for such awards. In addition, equitable adjustments will be made in the event of any other change affecting the Company's Common Stock or any distribution (other than normal cash dividends) to stockholders of the Company.

     The 1999 Plan provides that it shall be administered by a Committee designated by the Board of Directors (the "Committee"), consisting of at least two directors who are not officers or employees of the Company or any of its subsidiaries. The Committee has the sole authority, among other things, to: grant awards; determine the terms, conditions and limitations of awards (including any applicable performance criteria); establish rules, procedures, regulations and guidelines relating to the 1999 Plan generally; and to interpret the 1999 Plan and award agreements entered into pursuant to the Plan.

     Officers, key employees and directors who are also officers or employees of the Company or its subsidiaries or who have been designated by the Board of Directors of the Company as eligible to receive awards under the 1999 Plan, are eligible to participate in the 1999 Plan. Key employees are those employees who hold positions of responsibility and/or whose performance, in the judgment of the Committee, can have a significant effect on the growth and profitability of the Company. The number of persons who are currently eligible to participate in the 1999 Plan is approximately 750.

     Generally, a 1999 Plan participant may exercise or receive payment of an award only while employed by or associated with the Company or a subsidiary of the Company, except that, under some circumstances, and subject to restrictions and limitations imposed by the Committee, the Committee may permit exercise by, or payment to, participants who have retired or become disabled, or who otherwise have had their employment or association with the Company or a subsidiary thereof terminated. In addition, if a participant dies while still employed or associated with the Company or a subsidiary thereof, the estate, heirs or beneficiaries of the deceased participant may, subject to restrictions and limitations imposed by the Committee, exercise or receive payment in respect of awards held by the participant at the time of death. In general, awards granted under the 1999 Plan are not assignable or transferable by a participant, except under the limited circumstances contemplated by the 1999 Plan.

     The exercise price of an option granted under the 1999 Plan will be not less than the fair market value of the Company's Common Stock on the date of grant, as defined in the 1999 Plan. (The closing sales price of a share of the Company's Common Stock was $4.6875 on October 6, 1998, as reported on the New York Stock Exchange.) The exercise price of an option must be paid in full in cash, or arrangements, satisfactory to the

Committee, for payment in full in cash made, at the time of exercise, or, if permitted by the Committee, may be paid in whole or in part by (a) tendering shares of Common Stock or surrendering another award granted under the Plan or another benefit plan of the Company, (b) delivering a promissory note issued by the participant to the Company pursuant to the terms and conditions of the Company's Stock Purchase Loan Plan or otherwise as determined by the Committee, or (c) any other means acceptable to the Committee. In order to enable the Company to satisfy any tax payment obligations resulting from any exercise of, or other payment on, an award under the Plan, the Company has the right, among other things, to withhold an appropriate amount from such payment or to withhold an appropriate number of shares of the Company's Common Stock receivable by the participant, for payment thereof.

     In March 1998, the Board of Directors adopted a policy that the Company would not, without the approval of the stockholders, reprice options issued under a stock-based incentive plan, or otherwise exchange options issued at a lower price for options previously issued having a higher exercise price, unless the higher-priced options are extinguished and no longer available for grant. In addition, the Board agreed that stock option plans adopted by the Company in the future would require stockholder approval for any such repricing or exchange. Accordingly, the 1999 Plan does not permit the repricing of options issued thereunder by amendment of outstanding options or by exchange unless the higher-priced options are extinguished and no longer available for grant, or the stockholders otherwise approve such amendment or exchange.

     The 1999 Plan may not, without the approval of the stockholders as set forth therein, be amended to (i) increase materially the aggregate number of shares of the Company's Common Stock that may be issued under the 1999 Plan (except for adjustments pursuant to the 1999 Plan in connection with a stock split, stock dividend, combination or reclassification of shares, recapitalization, merger, consolidation or similar event, as described above),
(ii) increase the aggregate number of shares that may be issued to any individual participant during any three consecutive fiscal-year periods pursuant to options, or which are used as a basis of SARs, granted under the 1999 Plan,
(iii) modify materially the eligibility requirements of the 1999 Plan or (iv) permit the repricing of options issued thereunder by amendment or by exchange of options at a lower price for options previously issued at a higher exercise price (unless such higher priced options are extinguished and the shares subject thereto no longer available for issuance pursuant to grants). The 1999 Plan may not be changed in such a way as to alter, impair, amend, modify, suspend or terminate any rights of a participant or any obligations of the Company under any award theretofore granted in any manner adverse to such participant without the consent of such participant.

  Federal Income Tax Consequences

     Under current federal tax laws and regulations and judicial interpretations thereof, which are subject to change at any time, the following are the federal income tax consequences generally arising with respect to awards granted under the 1999 Plan. The grant of a stock option or SAR will create no tax consequences for the participant or the Company. The participant will have no taxable income upon exercising an incentive stock option (except that the alternative minimum tax may apply), and the Company will not receive a deduction when an incentive stock option is exercised. Upon exercising an SAR or a non-qualified stock option, the participant must recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the stock on the exercise date. At such time, the Company will receive a deduction for the same amount (assuming the applicable requirements of Section 162(m) of the Internal Revenue Code have been met).

     With respect to other awards granted under the 1999 Plan that are settled in cash or stock that is either transferable or not subject to a substantial risk of forfeiture, the participant must recognize ordinary income in an amount equal to the cash or the fair market value of the shares received, when received. The Company will receive a deduction for the same amount, provided that, at the time the income is recognized, the participant either is not a covered employee or does not have total compensation in excess of $1,000,000 for the year of recognition (other than compensation that otherwise meets the requirements of Section 162(m) of the Internal Revenue Code). With respect to other awards granted under the 1999 Plan that are settled in stock that is subject to restrictions as to transferability and subject to a substantial risk of forfeiture, the participant must recognize ordinary income in an amount equal to the fair market value of the shares received on the date the shares first become transferable or not subject to a substantial risk of forfeiture, whichever occurs earlier. At such time, the Company will receive a deduction for the same amount, subject to the proviso set forth above in this paragraph.

     The tax treatment upon disposition of shares acquired under the 1999 Plan will depend on how long the shares have been held. In the case of shares acquired through exercise of a stock option, the tax treatment will also depend on whether or not the shares were acquired by exercising an incentive stock option. There will be no tax consequences to the Company upon the disposition of shares acquired under the 1999 Plan except that the Company may receive a deduction in the case of the disposition of shares acquired under an incentive stock option before the applicable incentive stock option holding period has been satisfied.

  Recommendation

     The Board of Directors of the Company believes that it is in the best interests of the Company and its stockholders, in the current competitive business environment, that the 1999 Plan be approved, so that the Company can continue to attract, retain and motivate key employees to make significant contributions to the Company. The 1999 Plan will permit certain stock-based incentive compensation to be tailored to support corporate and business objectives and allow the Company to respond to competitive compensation practices. Accordingly, the Board of Directors has adopted, and recommends that the stockholders approve, the 1999 Plan.

     Approval requires the affirmative vote of a majority of the votes cast at the meeting, in person or by proxy, on such proposal, provided that the total vote cast represents over 50% of all shares entitled to vote on the proposal.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL TO APPROVE THE 1999 STOCK INCENTIVE PLAN.

               PROPOSAL TO AMEND THE DIRECTORS STOCK OPTION PLAN

     In early fiscal 1992, the Company and its stockholders approved the Directors Stock Option Plan (the "Directors Plan") and authorized a total of 225,000 shares of Common Stock (after giving effect to a subsequent 3-for-2 stock split) for issuance pursuant to options granted thereunder. As of September 25, 1998, 8,000 shares remained available for issuance in connection with the future grants under the Directors Plan. In September 1998 the Board of Directors approved an amendment to the Directors Plan, subject to the approval of the stockholders, to increase the number of shares of Common Stock of the Company that may be issued under this Directors Plan by 350,000 shares. This amendment is now being submitted to the stockholders for approval.

     The Board of Directors recommends approval of the amendment. The purpose of the Directors Plan is to aid the Company in attracting, retaining and motivating its directors by providing them with incentives to make significant contributions to the growth and profitability of the Company. The Directors Plan is designated to accomplish this goal by the granting of stock options, thereby providing participants with a proprietary interest in the growth, profitability and success of the Company.

     Set forth below is a brief description of the principal features of the Directors Plan. Such description is qualified in its entirety by the full text of the Directors Plan, a copy of which is attached hereto as Exhibit B. Reference to such exhibit should be made for a complete description of the Directors Plan.

  General Terms

     The following persons ("Eligible Directors") are eligible to receive grants of stock options pursuant to the Directors Plan: (a) directors of the Company who are members of the Committee of the Board designated to administer discretionary stock incentive plans from time to time adopted and implemented by the Company (any, a "Discretionary Plan") and (b) directors of the Company who are not officers or employees of the Company or any subsidiary thereof (a "Non-employee Director") and who (i) have not been designated by the Company's Board of Directors within 30 days after becoming a director of the Company as being eligible to receive awards under a Discretionary Plan or (ii) having been eligible to participate in a Discretionary Plan, have ceased to be so eligible as a result of a determination by the Board of Directors. The eligibility of any such director to participate in the Directors Plan shall cease if such director is subsequently designated as being eligible to receive awards under a Discretionary Plan for as long as he or she remains so eligible. All of the directors of the Company, other than Mr. Vanourek, are currently participants in the Directors Plan.

     The amendment, if approved, would increase the total number of shares of the Company's Common Stock available for issuance pursuant to stock options granted under the Directors Plan by 350,000. Shares related to options (or portions thereof) that are forfeited, cancelled or terminated, expire unexercised, are surrendered in exchange for other options or are otherwise settled in such manner that all or some of the shares covered by an option are not and will not be issued will be restored to the total number of shares available for issuance pursuant to options granted under the Directors Plan. In the event of any change in the number of shares of outstanding Common Stock of the Company by reason of a stock split, stock dividend, combination or reclassification of shares, recapitalization, merger, consolidation or similar event, proportional adjustments will be made in the number of shares of the Company's Common Stock (a) reserved for issuance pursuant to the Directors Plan,
(b) for which stock options shall be granted, and (c) covered by outstanding stock options, as well as in the exercise price of such outstanding options. In addition, equitable adjustments will be made in the event of any other change affecting the Company's Common Stock or any distribution (other than normal cash dividends) to stockholders of the Company.

     Under the Directors Plan, non-qualified stock options to purchase shares of the Company's Common Stock are granted automatically to Eligible Directors at the times specified in the Directors Plan. In general, unless an Eligible Director has received a previous grant of a stock option (under the Directors Plan, a Discretionary Plan or otherwise), he will receive an initial option to purchase 20,000 shares of the Company's Common Stock on the date on which he first becomes eligible to participate in the Directors Plan. Thereafter, as long as the Eligible Director (including any Eligible Director who received a previous grant) remains eligible to participate in the Directors Plan, he will receive annually, on the date of the Annual Meeting of Stockholders, an option to purchase 7,500 shares of the Company's Common Stock, beginning on the date specified in the Directors Plan. Notwithstanding the foregoing, no stock option shall be granted to any person whose service as a director of the Company ends on the date on which the option would otherwise be granted.

     The Directors Plan is administered by the Company's Board of Directors or a committee composed of not less than two members thereof as may be designated from time to time by all such members. The Board or such committee administers the Directors Plan, but has no discretion regarding the grant, amount, timing, terms and conditions of stock options granted under the Directors Plan.

     The exercise price of any stock option granted pursuant to the Directors Plan is the fair market value of the Company's Common Stock on date of grant. Each stock option is exercisable, cumulatively, as to one-third of the shares after the first anniversary of the date of grant and as an additional one-third after each of the second and third anniversaries of the date of grant. Each option is exercisable for a period of ten years from the date of grant.

     The price at which shares of the Company's Common Stock may be purchased upon exercise of an option must be paid in full in cash at the time of exercise or by (i) tendering shares of the Company's Common Stock or surrendering another stock option, (ii) delivering a promissory note issued by the participant to the Company pursuant to the terms and conditions of the Company's Stock Purchase Loan Plan or otherwise as determined by the Board or the committee, or (iii) any other means acceptable to the Board or the committee.

     In order to enable the Company to satisfy any tax payment obligations resulting from any exercise of a stock option under the Directors Plan, the Company has the right, among other things, to withhold from the shares of the Company's Common Stock receivable by a participant an appropriate number of shares for payment thereof. In addition, participants may elect to have the Company deduct applicable taxes by withholding an appropriate number of shares of the Company's Common Stock or to elect to tender to the

Company other shares of the Company's Common Stock held by the participant for the purpose of satisfying tax payment obligations.

     Except as described below, if a participant's association with the Company terminates, any unexercised stock option (or portion thereof) shall, to the extent it is exercisable pursuant to the terms of such option on the date of such termination, remain exercisable for a period of three months following the date of termination or until the stated expiration of the stock option, if earlier. If a participant dies, or ceases to be associated with the Company because he (i) is disabled, (ii) retires at age 62 or thereafter or (iii) assumes a position with a governmental, charitable or educational agency or institution, any stock option granted under the Directors Plan then held by such participant shall become fully exercisable as of the date on which such participant dies or ceases to be associated with the Company, and shall be exercisable through the expiration date specified in the applicable option agreement.

     Stock options granted under the Directors Plan are subject to acceleration of exercisability in the event of a change in control of the Company, as set forth in agreements between the Company and certain of its directors which provide for certain protections and benefits in the event of a change of control (as defined in such agreements) (see "Agreements Relating to Change in Control" above), or as provided in applicable option agreements. In general, awards granted under the Directors Plan are not assignable or transferable by a participant, except under the limited circumstances contemplated by the Directors Plan.

     The Board or the committee may amend, suspend or terminate the Directors Plan for the purpose of meeting or addressing any changes in any applicable tax, securities or other law. In addition, the Directors Plan may not, without the approval of the stockholders, as set forth therein, be amended to (i) increase materially the aggregate number of shares of the Company's Common Stock that may be issued under the Directors Plan (except for adjustments pursuant to Section 8 of the Directors Plan), (ii) materially increase the benefits accruing to participants, or (iii) modify materially the eligibility requirements of the Directors Plan. Nor may the Directors Plan be changed in such a way as to alter, impair, amend, modify, suspend or terminate any rights of a participant or any obligations of the Company under any stock options theretofore granted in any manner adverse to such participant, without the consent of such participant. The Directors Plan terminates on November 30, 2006.

  Federal Income Tax Consequences

     The federal income tax consequences to the participants and the Company of the issuance and exercise of stock options that would be granted pursuant to the Directors Plan are the same as for the issuance and exercise of stock options that would be granted under the 1999 Plan. See "Proposal to Approve the 1999 Stock Incentive Plan -- Federal Income Tax Consequences" above.

  Recommendation

     The Board of Directors of the Company believes that it is in the best interests of the Company and its stockholders to continue to offer the long-term incentives available under the Directors Plan to directors of the Company. The Board of Directors believes that the future success of the Company will depend in large part on its ability to attract, retain and motivate directors through, among other things, such incentive programs. Accordingly, the Board of Directors has adopted, and recommends that the stockholders approve, the amendment to the Directors Plan increasing the total number of shares that may be issued thereunder by 350,000 shares.

     Approval requires the affirmative vote of a majority of the votes cast at the meeting in person or by proxy on such proposal, provided that the total votes cast represent over 50% of all shares entitled to vote on the proposal.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL
                          TO AMEND THE DIRECTORS PLAN.

                             STOCKHOLDER'S PROPOSAL

     The New York City Teachers' Retirement System, c/o The City of New York, Office of the Comptroller, 1 Centre Street, New York, NY 10007-2341, which has advised the Company that it is the beneficial owner of 97,027 shares of the Company's Common Stock, has proposed the adoption of the following resolution:

     BE IT RESOLVED, that the shareholders of Sensormatic Electronics Corporation request that the Board of Directors amend the certificate of incorporation to reinstate the rights of the shareholders to take action by written consent and to call special meetings.

  Proponent's Supporting Statement

     The rights of the shareholders to take action by written consent and to call special meetings should not be abridged.

     The Company's elimination of these rights, in our opinion, effectively removes important processes by which shareholders can act expeditiously to protect their investment interests.

     For example, the right of shareholders to act to remove incumbent directors for egregious conduct should not be limited to the annual meeting. Also, shareholders should not be prevented from giving timely consideration to a bidder's proposal to acquire control of the Company, or a dissident shareholder's slate of nominees for election to the Board of Directors, because such proposals are required to be presented only at the annual meeting.

  Statement of the Company in Opposition to Stockholder's Proposal

     Presently, the Amended and Restated Certificate of Incorporation and By-laws of the Company (collectively, the "Corporate Documents") do not permit stockholder action by written consent. The By-laws require, among other things, that special meetings of stockholders for any purpose can be called by the Chairman of the Board of Directors, the President of the Company, or a majority of the Board. In general, the Board of Directors believes that the requirements of the Corporate Documents promote stability and permit the Board and management to carry out long-range programs for the Company's development and growth. If the Company amended the Corporate Documents as proposed, they would allow Company stockholders to call special meetings or act without a meeting whenever, however frequently, and for whatever reason such stockholders might desire. For the reasons stated below, the Board of Directors believes that the requested amendments are not in the best interests of the Company and its stockholders.

     If the stockholders were permitted to act by written consent, minority stockholders could be deprived of the opportunity to express their views in a meeting and to vote their shares before action is taken. Nor would all stockholders have the chance to consider an action before it is to be taken if action by written consent were authorized. Moreover, the Board of Directors believes that permitting action to be taken by written consent would create confusion, as multiple stockholders would be able to solicit written consents on various matters and could drain valuable corporate resources.

     Approximately 4,344 persons and entities are the holders of record of the Company's common stock, any of whom, if the stockholder's proposal is approved, might be entitled under the proposal to initiate a demand for a special meeting or institute action by written consent. Each stockholder of the Company would also be entitled to notice of, and to receive proxy materials relating to, every such special meeting, thereby necessitating actual expenditures (legal, printing and postage) in addition to those associated with the Company's annual meeting. In addition, the calling of a special meeting would divert corporate officers and employees from their other duties in order to prepare for such a meeting. The Board of Directors believes that the interests of the Company's stockholders would be better served utilizing the Company's resources, the time of management and other employees to improve its businesses.

     Applicable Delaware law does not grant stockholders of a corporation the absolute right to call a special meeting or act by written consent, and instead permits each individual corporation to determine in its Corporate Documents whether stockholders will have such rights. The Board of Directors believes that the

Delaware legislature adopted this approach to permit a corporation to alleviate the significant financial and administrative burdens that unrestricted special meetings could impose and to assure that all stockholders have an opportunity to consider in advance any action to be taken by stockholders.

     In light of the foregoing, the Board of Directors believes that the adoption of this proposal could leave the Company exposed to numerous calls for special meetings and stockholder action by consent that may be of little or no benefit to stockholders and which are a significant burden to the Company. Response to such calls would divert Company resources and interrupt normal operations, as well as efforts to develop and implement long-range planning. Stockholders, such as the proponent of this proposal, remain free to make proposals at the Company's Annual Meeting. The Board of Directors believes that the Chairman of the Board of Directors, the President and a majority of the Board are in the best positions to determine if a special meeting is warranted.

     Approval by the affirmative vote of a majority of votes cast on the proposal is required for its approval.

                       THE BOARD OF DIRECTORS RECOMMENDS
                  A VOTE "AGAINST" THE STOCKHOLDER'S PROPOSAL.

                      SUBMISSION OF STOCKHOLDER PROPOSALS

     In order for a stockholder proposal to be eligible for inclusion in the Company's proxy material relating to its 1999 Annual Meeting (currently scheduled to be held on November 12, 1999) it must be in writing and received by the Secretary of the Company prior to June 16, 1999. Stockholders wishing to bring any matter before a meeting should consult the Company's By-Laws with respect to any applicable notice or other procedural requirements.

                                 ANNUAL REPORT

     All stockholders of record on September 25, 1998, have been sent, or are concurrently being sent, a copy of the Company's 1998 Annual Report on Form 10-K, which contains certified financial statements of the Company for the fiscal year ended June 30, 1998.

     ANY PERSON WHO WAS A STOCKHOLDER OF THE COMPANY AT THE CLOSE OF BUSINESS ON SEPTEMBER 25, 1998, MAY OBTAIN ADDITIONAL COPIES OF THE COMPANY'S 1998 ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WITHOUT CHARGE, BY WRITTEN REQUEST TO THE COMPANY, 951 YAMATO ROAD, BOCA RATON, FLORIDA 33431-4425, ATTENTION: INVESTOR RELATIONS.

                                  ACCOUNTANTS

     The Company's independent auditors, selected by the Board of Directors, are Ernst & Young L.L.P, certified public accountants. Ernst & Young, and its predecessor, Arthur Young & Company, have served as the Company's auditors since 1969.

     Representatives of Ernst & Young are expected to be present at the Annual Meeting of Stockholders, and will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions at the meeting.

                                 OTHER MATTERS

     As of the date of this Proxy Statement, the Company knows of no matter other than those set forth herein which will be presented for consideration at the Annual Meeting of Stockholders. If any other matter or matters are properly brought before the meeting or any adjournment thereof, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, on such matters in accordance with their judgment.

                                          WALTER A. ENGDAHL
                                          Secretary

Boca Raton, Florida
October 14, 1998

                                                                       EXHIBIT A

                      SENSORMATIC ELECTRONICS CORPORATION

                           1999 STOCK INCENTIVE PLAN

     1. Purpose. The purpose of the 1999 Stock Incentive Plan (the "Plan") is to aid the Company in attracting, retaining and motivating officers, key employees and directors by providing them with incentives for making significant contributions to the growth and profitability of the Company. The Plan is designed to accomplish this goal by offering stock options and other incentive awards, thereby providing Participants with a proprietary interest in the growth, profitability and success of the Company.

     2. Definitions.

     (a) Award. Any form of stock option, stock appreciation right, stock or cash award granted under the Plan, whether granted singly, in combination or in tandem, pursuant to such terms, conditions and limitations as the Committee may establish in order to fulfill the objectives, and in accordance with the terms and conditions, of the Plan.

     (b) Award Agreement. An agreement between the Company and a Participant setting forth the terms, conditions and limitations applicable to an Award.

     (c) Board.  The Board of Directors of Sensormatic Electronics Corporation.

     (d) Code.  The Internal Revenue Code of 1986, as amended from time to time.

     (e) Committee. Such committee of the Board as may be designated from time to time by the Board to administer the Plan or any subplan under the Plan. Any such committee shall consist of not less than two members of the Board who are not officers or employees of the Company.

     (f) Company. Sensormatic Electronics Corporation and its direct and indirect subsidiaries.

     (g) Exchange Act.  The Securities Exchange Act of 1934, as amended.

     (h) 1989 Plan.  The Company's 1989 Stock Incentive Plan, as amended.

     (i) 1995 Plan.  The Company's 1995 Stock Incentive Plan, as amended.

     (j) Fair Market Value. If the Stock is listed on the New York Stock Exchange (or other national exchange), the average of the high and low sale prices as reported on the New York Stock Exchange (or such other exchange) or, if the Stock is not listed on a national exchange, the average of the high and low sale prices of the Stock in the over-the-counter market, as reported by the National Association of Securities Dealers through its Automated Quotation System or otherwise, in either case for the date in question, provided that if no transactions in the Stock are reported for that date, the average of the high and low sale prices as so reported for the preceding day on which transactions in the Stock were effected.

     (k) Participant. An officer, director or employee of the Company to whom an Award has been granted.

     (l) Sensormatic.  Sensormatic Electronics Corporation.

     (m) Stock. Authorized and issued or unissued shares of Common Stock of Sensormatic or any security issued in exchange or substitution therefor.

     3. Eligibility. Only officers, key employees, and directors who are also officers or employees of the Company or who have been designated by the Board as eligible to receive Awards are eligible to receive Awards under the Plan. Key employees are those employees who hold positions of responsibility or whose performance, in the judgment of the Committee, can have a significant effect on the growth and profitability of the Company.

     4. Stock Available for Awards. Subject to Section 14 hereof, a total of 3,650,000 shares of Stock, plus such additional number of shares as becomes available under the 1995 Plan and the 1989 Plan by reason of the forfeiture of awards granted thereunder or their cancellation or expiration without exercise (other than in connection with a repricing of options by an exchange to that effect, unless the holders of a majority of the shares of Stock voting on such matter approve such repricing), shall be available for issuance pursuant to Awards granted under the Plan, provided, however, that the aggregate number of shares of Stock subject to options and upon which stock appreciation rights are based pursuant to Awards hereunder shall not exceed 1,500,000 for any Participant during any three consecutive fiscal-year periods beginning on or after July 1, 1998. From time to time, the Board and appropriate officers of Sensormatic shall file such documents with governmental authorities and, if the Stock is listed on the New York Stock Exchange (or other national exchange), with such stock exchange, as are required to make shares of Stock available for issuance pursuant to Awards and publicly tradeable. Shares of Stock related to Awards, or portions of Awards, that are forfeited, canceled or terminated, expire unexercised, are surrendered in exchange for other Awards, or are settled in cash in lieu of Stock or in any other manner such that all or some of the shares of Stock covered by an Award are not and will not be issued to a Participant, shall be restored to the total number of shares of Stock available for issuance pursuant to Awards, unless such Awards, or portions thereof, are cancelled in connection with an exchange for options issued at a lower price or the holders of a majority of the shares of Stock voting on such matter approve such exchange.

     5. Administration.

     (a) General. The Plan shall be administered by the Committee, which shall have full and exclusive power to (i) authorize and grant Awards to persons eligible to receive Awards under the Plan; (ii) establish the terms, conditions and limitations of each Award or class of Awards, including terms, conditions and limitations governing the extent (if any) to which the Award may be assigned or transferred, provided that, Awards shall not be assignable or transferable to any person who is not at the time of transfer a member of the Participant's immediate family or to any entity that is not established for the benefit of, or wholly-owned by, the Participant or a member or members of the Participant's immediate family; (iii) construe and interpret the Plan and all Award Agreements; (iv) grant waivers of Plan restrictions; (v) adopt and amend such rules, procedures, regulations and guidelines for carrying out the Plan as it may deem necessary or desirable; and (vi) take any other action necessary for the proper operation and administration of the Plan, all of which powers shall be exercised in a manner consistent with the objectives, and in accordance with the terms and conditions, of the Plan. The Committee's powers shall include, but shall not be limited to, the authority to (A) adopt such subplans as may be necessary or appropriate (1) to provide for the authorization and granting of Awards to promote specific goals or for the benefit of specific classes of Participants, (2) to provide for grants of Awards by means of formulae, standardized criteria or otherwise, or (3) for any other purposes as are consistent with the objectives of the Plan, and to segregate shares of Stock available for issuance under the Plan generally as being available specifically for the purposes of one or more subplans, and (B) subject to Section 11 hereof, adopt modifications, amendments, rules, procedures, regulations, subplans and the like as may be necessary or appropriate (1) to comply with provisions of the laws of other countries in which the Company may operate in order to assure the effectiveness of Awards granted under the Plan and to enable Participants employed in such other countries to receive advantages and benefits under the Plan and such laws, (2) to effect the continuation, acceleration or modification of Awards under certain circumstances, including events which might constitute a Change in Control (as set forth in Section 7 hereof) of Sensormatic, or (3) for any other purposes as are consistent with the objectives of the Plan. All such modifications, amendments, rules, procedures, regulations and subplans shall be deemed to be a part of the Plan as if stated herein.

     (b) Committee Actions. All actions of the Committee with respect to the Plan shall require the vote of a majority of its members or, if there are only two members, by the vote of both. Any action of the Committee may be taken by a written instrument signed by a majority (or both members) of the Committee, and any action so taken shall be as effective as if it had been taken by a vote at a meeting. All determinations and acts of the Committee as to any matters concerning the Plan, including interpretations or constructions of the Plan and any Award Agreement, shall be conclusive and binding on all Participants and on any parties validly claiming through any Participants.

     6. Delegation of Authority. The Committee may delegate to the Chief Executive Officer of Sensormatic and to other executive officers of the Company certain of its administrative duties under the Plan, pursuant to such conditions or limitations as the Committee may establish, except that the Committee may not delegate its authority with respect to (a) the selection of eligible persons as Participants in the Plan, (b) the granting or timing of Awards, (c) establishing the amount, terms and conditions of any such Award, (d) interpreting the Plan, any subplan or any Award Agreement or (e) amending or otherwise modifying the terms or provisions of the Plan, any subplan or any Award Agreement.

     7. Awards. Subject to Section 4, the Committee shall determine the types and timing of Awards to be made to each Participant and shall set forth in the related Award Agreement the terms, conditions and limitations applicable to each Award. Awards may include, but are not limited to, those listed below in this
Section 7. Awards may be granted singly, in combination or in tandem, or in substitution for Awards previously granted under the Plan. Awards may also be made in combination or in tandem with, in substitution for, or as alternatives to, grants or rights under any other benefit plan of the Company, including any such plan of any entity acquired by, or merged with or into, the Company. Any such Awards made in substitution for, or as alternatives to, grants or rights under a benefit plan of an entity acquired by, or merged with or into, the Company in order to give effect to the transaction shall be deemed to be issued in accordance with the terms and conditions of the Plan. Awards shall be effected through Award Agreements executed by the Company in such forms as are approved by the Committee from time to time.

     All or part of any Award may be subject to conditions established by the Committee, and set forth in the Award Agreement, which conditions may include, without limitation, achievement of specific business objectives, increases in specified indices, attainment of growth rates and other measurements of Company performance.

     The Committee may determine to make any or all of the following Awards:

     (a) Stock Options. A grant of a right to purchase a specified number of shares of Stock at an exercise price not less than 100% of the Fair Market Value of the Stock on the date of grant, during a specified period, all as determined by the Committee. Without limitation, a stock option may be in the form of (i) an incentive stock option which, in addition to being subject to such terms, conditions and limitations as are established by the Committee, complies with
Section 422 of the Code, provided that, no more than 2,500,000 shares of Stock in the aggregate may be subject to options granted hereunder as incentive stock options, or (ii) a non-qualified stock option subject to such terms, conditions and limitations as are established by the Committee.

     (b) Stock Appreciation Rights. A right to receive a payment, in cash or Stock, equal to the excess of the Fair Market Value (or other specified valuation) of a specified number of shares of Stock on the date the stock appreciation right ("SAR") is exercised over the Fair Market Value (or other specified valuation) on the date of grant of the SAR, except that if an SAR is granted in tandem with a stock option, valuations on the grant and exercise dates shall be no less than as determined on the basis of Fair Market Value. The eventual amount, vesting or issuance of an SAR may be subject to future service, performance standards and such other restrictions and conditions as may be established by the Committee.

     (c) Stock Awards. An Award made in Stock or denominated in units of Stock. The eventual amount, vesting or issuance of a Stock Award may be subject to future service, performance standards and such other restrictions and conditions as may be established by the Committee. Stock Awards may be based on Fair Market Value or another specified valuation.

     (d) Cash Awards. An Award made or denominated in cash. The eventual amount of a cash Award may be subject to future service, performance standards and such other restrictions and conditions as may be established by the Committee.

     Dividend equivalency rights, on a current or deferred basis, may be extended to and be made part of any Award denominated in whole or in part in Stock or units of Stock, subject to such terms, conditions and restrictions as the Committee may establish.

     Notwithstanding the provisions of the paragraphs of this Section 7, Awards may be subject to acceleration of exercisability or vesting in the event of a Change in Control of Sensormatic (i) as set forth in agreements between Sensormatic and certain of its officers, directors and key employees which provide for certain protections and benefits in the event of a change in control (as defined in such agreements) or (ii) as may otherwise be determined by the Committee under and in accordance with the terms and conditions of the Plan. "Change in Control" for purposes of the Plan shall mean a change in control of Sensormatic under such circumstances as shall be specified by (x) the Committee or (y) where applicable to any Awards granted under the Plan by such agreements between Sensormatic and a Participant as (1) may have been entered into prior to the effective date of the Plan or (2) shall be entered into after the effective date of the Plan with, to the extent such an agreement is applicable to an Award, the approval of the Committee. A "Change in Control" may, without limitation, be deemed to have occurred if (A) a change in control of the Company of a nature that would be required to be reported in response to Item 6(e) of
Schedule 14A of Regulation 14A under the Exchange Act occurs; (B) any "person" or "group" of persons (as the terms "person" and "group" are used in Section 13(d) and 14(d) of the Exchange Act and the rules thereunder) is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the then outstanding securities of the Company; (C) the Company consummates a merger, consolidation, share exchange, division or other reorganization of the Company with any other corporation or entity, unless the stockholders of the Company immediately prior to such transaction beneficially own, directly or indirectly, (1) if the Company is the surviving corporation in such transaction, 60% or more of the combined voting power of the Company's outstanding voting securities as well as 60% or more of the total market value of the Company's outstanding equity securities,
(2) if the Company is not the surviving corporation, 80% or more of the combined voting power of the surviving entity's outstanding voting securities as well as 80% or more of the total market value of such entity's outstanding equity securities, or (3) in the case of a division, 80% or more of the combined voting power of the outstanding voting securities of each entity resulting from the division as well as 80% or more of the total market value of each such entity's outstanding equity securities, in each case in substantially the same proportion as such stockholders owned shares of the Company prior to such transaction; (D) the Company adopts a plan of complete liquidation or winding-up of the Company;
(E) the stockholders of the Company approve an agreement for the sale or disposition (in one transaction or a series of transactions) of all or substantially all of the Company's assets; or (F) a change of more than 25% in the composition of the Board occurs within a two-year period unless such change was approved in advance by at least two-thirds of the previous directors.

     8. Payment under Awards. Payment by the Company pursuant to Awards may be made in the form of cash, Stock or combinations thereof and may be subject to such restrictions as the Committee determines, including, in the case of Stock, restrictions on transfer and forfeiture provisions. Stock subject to transfer restrictions or forfeiture provisions is referred to herein as "Restricted Stock". The Committee may provide for payments to be deferred, such future payments to be made in installments or by lump-sum payment. The Committee may permit selected Participants to elect to defer payments of some or all types of Awards in accordance with procedures established by the Committee to assure that such deferrals comply with applicable requirements of the Code.

     The Committee may also establish rules and procedures for the crediting of interest on deferred cash payments and of dividend equivalencies on deferred payments to be made in Stock or units of Stock.

     At the discretion of the Committee, a Participant may be offered an election to substitute an Award for another Award or Awards, or for awards made under any other benefit plan of the Company, of the same or different type.

     9. Stock Option Exercise. The price at which shares of Stock may be purchased upon exercise of a stock option shall be paid in full, or arrangements acceptable to the Committee for payment in full shall be made, at the time of the exercise, in cash or, if permitted by the Committee, by (a) tendering Stock or surrendering another Award, including Restricted Stock, or an option or other award granted under another benefit plan of the Company, in each case valued at, or on the basis of, Fair Market Value on the date of exercise, (b) delivery of a promissory note issued by a Participant to the Company pursuant to the terms and conditions of the Company's Stock Purchase Loan Plan or otherwise as determined by the Committee, or

(c) any other means acceptable to the Committee. The Committee shall determine acceptable methods for tendering Stock or surrendering other Awards or grants and may impose such conditions on the use of Stock or other Awards or grants to exercise a stock option as it deems appropriate. If shares of Restricted Stock are tendered as consideration for the exercise of a stock option, the Committee may require that the number of shares issued upon exercise of the stock option equal to the number of shares of Restricted Stock used as consideration therefor be subject to the same restrictions as the Restricted Stock so surrendered and any other restrictions as may be imposed by the Committee. The Committee may also permit Participants to exercise stock options and simultaneously sell some or all of the shares of Stock so acquired pursuant to a brokerage or similar arrangement which provides for the payment of the exercise price substantially concurrently with the delivery of such shares.

     10. Tax Withholding. The Company shall have the right to deduct applicable taxes from any Award payment or shares of Stock receivable under an Award and to withhold an appropriate number of shares of Stock for payment of taxes required by law or to take such other action as may be necessary in the opinion of the Company to satisfy all tax withholding obligations. In addition, the Committee may permit Participants to elect to (a) have the Company deduct applicable taxes resulting from any Award payment to, or exercise of an Award by, such Participant by withholding an appropriate number of shares of Stock for payment of tax obligations or (b) tender to the Company for the purpose of satisfying tax payment obligations other Stock held by the Participant. If the Company withholds shares of Stock to satisfy tax payment obligations, the value of such Stock in general shall be its Fair Market Value on the date of the Award payment or the date of exercise of an Award, as the case may be. If a Participant tenders shares of Stock pursuant to clause (b) above to satisfy tax payment obligations, the value of such Stock shall be the Fair Market Value on the date the Participant tenders such Stock to the Company.

     11. Amendment, Modification, Suspension or Termination of the Plan. The Board may amend, modify, suspend or terminate the Plan, or adopt subplans under the Plan, (a) for the purpose of meeting or addressing any changes in any applicable tax, securities or other laws, rules or regulations or (b) for any other purpose permitted by law. Subject to changes in law or other legal requirements that would permit otherwise, the Plan may not be amended without the approval of the stockholders to (i) increase materially the aggregate number of shares of Stock that may be issued under the Plan (except for any increase resulting from adjustments pursuant to Section 14 hereof), (ii) increase the aggregate number of shares that may be issued to any individual Participant pursuant to options, or which are used as a basis of SARs granted under the Plan, (iii) modify materially the requirements as to eligibility for participation in the Plan, or (iv) permit the repricing of options issued hereunder by amendment or by exchange of options at a lower price for options previously issued at a higher exercise price (unless such higher priced options are extinguished and the shares subject thereto no longer available for issuance pursuant to grants under the Plan). Further, the Plan may not be amended in a manner that would alter, impair, amend, modify, suspend or terminate any rights of a Participant or obligation of the Company under any Awards theretofore granted, in any manner adverse to any such affected Participant, without the consent of such affected Participant.

     12. Termination of Employment. Except as otherwise set forth in an applicable Award Agreement or determined by the Committee, or as otherwise provided in paragraph (a) or (b) of this Section 12, if a Participant's employment or association with the Company terminates, all unexercised, deferred and unpaid Awards (or portions of Awards) shall be canceled immediately.

     (a) Retirement, Resignation or Other Termination. If a Participant's employment or association with the Company terminates by reason of the Participant's retirement or resignation, or for any other reason (other than the Participant's death or disability), the Committee may, under circumstances in which it deems an exception from the provisions of the first sentence of this
Section 12 to be appropriate to carry out the objectives of the Plan and to be consistent with the best interests of the Company, permit Awards to continue in effect and be exercisable or payable beyond the date of such termination, up until the expiration date specified in the applicable Award Agreement and otherwise in accordance with the terms of the applicable Award Agreement, and may accelerate the exercisability or vesting of any Award, in either case, in whole or in part.

     (b) Death or Disability.

          (i) In the event of a Participant's death, the Participant's estate or beneficiaries shall have a period, not extending beyond the expiration date specified in the applicable Award Agreement (except as otherwise provided in such Award Agreement), within which to exercise any outstanding Award held by the Participant, as may be specified in the Award Agreement or as may otherwise be determined by the Committee. All rights in respect of any such outstanding Awards shall pass in the following order: (A) to beneficiaries so designated in writing by the Participant; or if none, then
     (B) to the legal representative of the Participant; or if none, then (C) to the persons entitled thereto as determined by a court of competent jurisdiction. Awards so passing shall be exercised or paid at such times and in such manner as if the Participant were living, except as otherwise provided in the applicable Award Agreement or as determined by the Committee.

          (ii) If a Participant ceases to be employed or associated with the Company because the Participant is deemed by the Company to be disabled, outstanding Awards held by the Participant may be paid to or exercised by the Participant, if legally competent, or by a committee or other legally designated guardian or representative if the Participant is legally incompetent, for a period, not extending beyond the expiration date specified in the applicable Award Agreement (except as otherwise provided in such Award Agreement), following the termination of his employment or association with the Company, as may be specified in the Award Agreement or as may otherwise be determined by the Committee.

          (iii) After the death or disability of a Participant, the Committee may at any time (A) terminate restrictions with respect to Awards held by the Participant, (B) accelerate the vesting or exercisability of any or all installments and rights of the Participant in respect of Awards held by the Participant and (C) instruct the Company to pay the total of any accelerated payments under the Awards in a lump sum to the Participant or to the Participant's estate, beneficiaries or representatives, notwithstanding that, in the absence of such termination of restrictions or acceleration of payments, any or all of the payments due under the Awards might ultimately have become payable to other beneficiaries.

          (iv) In the event of uncertainty as to the interpretation of, or controversies concerning, paragraph (b) of this Section 12, the Committee's determinations shall be binding and conclusive on all Participants and any parties validly claiming through them.

     13. Nonassignability.

     (a) Except as the Committee may expressly provide otherwise in or with respect to an Award Agreement, in each case in accordance with paragraph (a)(ii) of Section 5 hereof, and except as provided in paragraphs (a) and (b) of Section 12 hereof and paragraph (b) of this Section 13, no Award or any other benefit under the Plan, or any right with respect thereto, shall be assignable or transferable, or payable to or exercisable by, anyone other than the Participant to whom it is granted.

     (b) If a Participant's employment or association with the Company terminates in order for such Participant to assume a position with a governmental, charitable or educational agency or institution, and the Participant retains Awards pursuant to paragraph (a) of Section 12 hereof, the Committee, in its discretion and to the extent permitted by law, may authorize a third party (including, without limitation, the trustee of a "blind" trust), acceptable to the applicable authorities, the Participant and the Committee, to act on behalf of the Participant with respect to such Awards.

     14. Adjustments. In the event of any change in the outstanding Stock by reason of a stock split, stock dividend, combination or reclassification of shares, recapitalization, merger or similar event, the Committee shall adjust proportionally (a) the number of shares of Stock (i) reserved under the Plan,
(ii) available for options or other Awards and available for issuance pursuant to options, or upon which SARs may be based, for individual Participants and
(iii) covered by outstanding Awards denominated in Stock or units of Stock; (b) the prices related to outstanding Awards; and (c) the appropriate Fair Market Value and other price determinations for such Awards. In the event of any other change affecting the Stock or any distribution (other than normal cash dividends) to holders of Stock, such adjustments as may be deemed equitable by the Committee, including adjustments to avoid fractional shares, shall be made to give proper effect to such event.

In the event of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Committee shall be authorized to issue or assume stock options or other awards, whether or not in a transaction to which Section 424(a) of the Code applies, by means of substitution of new stock options or Awards for previously issued options or awards or an assumption of previously issued stock options or awards.

     15. Notice. Any written notice to Sensormatic required by any of the provisions of the Plan shall be addressed to the Committee, c/o the Secretary of Sensormatic, and shall become effective when received by the Secretary.

     16. Unfunded Plan. Insofar as the Plan provides for Awards of cash or Stock, the Plan shall be unfunded unless and until the Board or the Committee otherwise determines. Although bookkeeping accounts may be established with respect to Participants who are entitled to cash, Stock or rights thereto under the Plan, any such accounts shall be used merely as a bookkeeping convenience. Unless the Board otherwise determines, (a) the Company shall not be required to segregate any assets that may at any time be represented by cash, Stock or rights thereto, nor shall the Plan be construed as providing for such segregation, nor shall the Company, the Board or the Committee be deemed to be a trustee of any cash, Stock or rights thereto to be granted under the Plan; (b) any liability of the Company to any Participant with respect to a grant of cash, Stock or rights thereto under the Plan shall be based solely upon any contractual obligations that may be created by the Plan and an Award Agreement;
(c) no such obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company; and (d) neither the Company, the Board nor the Committee shall be required to give any security or bond for the performance of any obligation that may be created by or pursuant to the Plan.

     17. Payments to Trust. Notwithstanding the provisions of Section 16 hereof, the Board or the Committee may cause to be established one or more trust agreements pursuant to which the Committee may make payments of cash, or deposit shares of Stock, due or to become due under the Plan to Participants.

     18. No Right to Employment. Neither the adoption of the Plan nor the granting of any Award shall confer on any Participant any right to continued employment or association with the Company or in any way interfere with the Company's right to terminate the employment or association of any Participant at any time, with or without cause, and without liability therefor. Awards, payments and other benefits received by a Participant under the Plan shall not be deemed a part of the Participant's regular, recurring compensation for any purpose, including, without limitation, for the purposes of any termination indemnity or severance pay law of any jurisdiction.

     19. Governing Law. The Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by the Code or the securities laws of the United States, shall be governed by and construed under the laws of the State of Delaware.

     20. Effective and Termination Dates. The Plan, and any amendment hereof requiring stockholder approval, shall become effective as of the date of its approval by the stockholders of Sensormatic by the affirmative vote of a majority of the votes cast at a stockholders' meeting at which the approval of the Plan (or any such amendment) is considered, provided that the total vote cast represents over 50% of all shares entitled to vote on the proposal. The Plan shall terminate ten years after its initial effective date, subject to earlier termination by the Board pursuant to Section 11 hereof, except as to Awards then outstanding.

                                                                       EXHIBIT B

                      SENSORMATIC ELECTRONICS CORPORATION

                          DIRECTORS STOCK OPTION PLAN

     1. Purpose. The purpose of the Directors Stock Option Plan (the "Plan") is to aid the Company in attracting, retaining and motivating directors by providing them with incentives for making significant contributions to the growth and profitability of the Company. The Plan is designed to accomplish this goal by the granting of stock options, thereby providing Participants with a proprietary interest in the growth, profitability and success of the Company. The Plan succeeds the Directors Stock Option Plan (the "1990 Directors Plan"), which was established in March 1990 as a subplan under the Company's 1989 Stock Incentive Plan. Stock options granted to directors of the Company pursuant to the 1990 Directors Plan are deemed to have been granted under the Plan and are governed by the terms and conditions of the Plan.

     2. Definitions.

     (a) Board.  The Board of Directors of the Company.

     (b) Code.  The Internal Revenue Code of 1986, as amended from time to time.

     (c) Committee. The members of the Board or a committee composed of not less than two members thereof as may be designated from time to time by the Board, who shall administer the Plan.

     (d) Company.  Sensormatic Electronics Corporation.

     (e) Discretionary Stock Incentive Plan. The Company's 1995 Stock Incentive Plan, together with its predecessor stock incentive plans and any successor stock incentive plans.

     (f) Exchange Act.  The Securities Exchange Act of 1934, as amended.

     (g) Fair Market Value. If the Stock is listed on the New York Stock Exchange (or other national exchange), the average of the high and low sale prices as reported on the New York Stock Exchange (or such other exchange) or, if the Stock is not listed on a national exchange, the average of the high and low sale prices of the Stock in the over-the-counter market, as reported by the National Association of Securities Dealers through its Automated Quotation System or otherwise, in either case for the date in question, provided that if no transactions in the Stock are reported for that date, the average of the high and low sale prices as so reported for the preceding day on which transactions in the Stock were effected.

     (h) Non-Employee Directors. Directors of the Company who are not officers or employees of the Company or any direct or indirect subsidiary of the Company.

     (i) Option. A non-qualified stock option to purchase shares of Stock granted, or deemed to have been granted, pursuant to the terms and conditions of the Plan.

     (j) Option Agreement. An agreement between the Company and a Participant setting forth the terms, conditions and limitations applicable to an Option.

     (k) Participant. A director of the Company to whom an Option has been granted.

     (l) Stock. Authorized and issued or unissued shares of Common Stock of the Company or any security issued in exchange or substitution therefor.

     (m) Stock Incentive Plan Committee. The committee designated to administer a Discretionary Stock Incentive Plan.

     3. Eligibility. Only the following persons are eligible to participate in the Plan: (a) directors who are members of a Stock Incentive Plan Committee and
(b) Non-Employee Directors who (i) have not been designated by the Board within 30 days after becoming a director as being eligible to receive awards under a Discretionary Stock Incentive Plan or, (ii) having been eligible to participate in a Discretionary Stock

Incentive Plan, have ceased to be so eligible as a result of a determination by the Board. The eligibility of any such director to participate in the Plan shall cease if such director is subsequently designated as being eligible to receive awards (as defined in the Discretionary Stock Incentive Plan) under a Discretionary Stock Incentive Plan.

     4. Stock Available for Options. Subject to Section 8 hereof, a total of 575,000 shares of Stock shall be available for issuance pursuant to options granted under or deemed granted under the Plan, including shares of Stock which after the effective date of the Plan may be issued under stock options which were granted originally under the 1990 Directors Plan and were outstanding at the effective date of the Plan. From time to time, the Board and appropriate officers of the Company shall file such documents with governmental authorities and, if the Stock is listed on the New York Stock Exchange (or other national exchange), with such stock exchange, as are required to make shares of Stock available for issuance pursuant to Options and publicly tradeable. Shares of Stock related to Options, or portions of Options, that are forfeited, canceled or terminated, expire unexercised, are surrendered in exchange for other Options, or in such manner that all or some of the shares covered by an Option are not and will not be issued to a Participant, shall be restored to the total number of shares of Stock available for issuance pursuant to Options.

     5. Administration. The Plan shall be administered by the Committee, which shall have full and exclusive power to (a) construe and interpret the Plan and all Option Agreements, (b) adopt and amend such rules, procedures, regulations and guidelines for carrying out the Plan as it may deem necessary or desirable and (c) take any other action necessary for the proper operation and administration of the Plan, all of which powers shall be exercised in a manner consistent with the objectives, and in accordance with the terms and conditions, of the Plan; provided, however, that no discretion regarding the grant, amount, timing, terms and conditions of Options granted, or deemed granted, under the Plan shall be afforded to the Committee. All actions of the Committee with respect to the Plan shall require the vote of a majority of its members or, if there are only two members, by the vote of both. Any action of the Committee may be taken by a written instrument signed by a majority (or both) of such members and any action so taken shall be as effective as if it had been taken by a vote of such members at a meeting. All determinations and acts of the Committee as to any matters concerning the Plan, including interpretations or constructions of the Plan and any Option Agreement, shall be conclusive and binding on all Participants and on any parties validly claiming through any Participants.

     6. Granting of Options.

     (a) On the date the Plan became effective, each director who at such date was eligible to participate in the Plan was automatically granted an Option to purchase 20,000 shares of Stock, unless such director was previously granted an option to purchase Stock pursuant to Section 5(a) of the 1990 Directors Plan or otherwise pursuant to a Discretionary Stock Incentive Plan (a "Previous Grant").

     (b) On the date of the Annual Meeting of Stockholders held in November 1991, and on the date of each succeeding Annual Meeting of Stockholders, each director of the Company who received a Previous Grant and who remains a director and eligible to participate in the Plan shall automatically be granted an Option to purchase 7,500 shares of Stock.

     (c) On the date that any Non-Employee Director (other than a director who received a Previous Grant or who received a grant pursuant to subparagraph (a) of this Section 6) first becomes eligible to participate in the Plan, such Non-Employee Director shall automatically be granted an Option to purchase 20,000 shares of Stock.

     (d) Commencing on the date of the Annual Meeting of Stockholders of the Company (i) on or next preceding the second anniversary of the date on which a Participant becomes eligible to participate in the Plan, in the case of a Participant who is granted an Option pursuant to subparagraph (c) of this
Section 6, or (ii) on or next preceding the first anniversary of the date on which a Non-Employee Director becomes eligible to participate in the Plan, in the case of a Non-Employee Director who is not granted an Option pursuant to subparagraph (c) of this Section 6, and, in each case, on the date of each succeeding Annual Meeting of

Stockholders, any such Participant, if remaining a director and eligible to participate in the Plan, shall automatically be granted an Option to purchase 7,500 shares of Stock.

     (e) Notwithstanding the foregoing, no Option shall be granted to any person whose service as a director ends at the Annual Meeting of Stockholders on the date of which the Option would otherwise be granted.

     (f) The number of shares of Stock for which Options shall be granted under this Section 6 is subject to adjustment as set forth in Section 7(l) hereof.

     7. Options. Each Option granted pursuant to, or otherwise to be governed by the terms and conditions of, the Plan shall have the following terms and conditions:

          (a) Each Option shall have an exercise price equal to the Fair Market Value of a share of Stock on the date of grant.

          (b) The price at which shares of Stock may be purchased upon exercise of an Option shall be paid in full at the time of exercise, in cash or by
     (i) tendering Stock or surrendering another stock option, valued at, or on the basis of, the Fair Market Value of the Stock on the date of exercise,
     (ii) delivery of a promissory note issued by a Participant to the Company pursuant to the terms and conditions of the Company's Stock Purchase Loan Plan or otherwise as determined by the Committee, or (iii) other means acceptable to the Committee. The Committee shall determine acceptable methods for tendering Stock or surrendering other stock options. Participants may also exercise Options and simultaneously sell some or all of the shares of Stock so acquired pursuant to a brokerage or similar arrangement which provides for the payment of the Option exercise price substantially concurrently with the delivery of such shares.

          (c) Each Option shall be exercisable for a period of ten years from the date of grant.

          (d) Each Option shall be exercisable as to one-third of the shares of Stock subject to such Option on and after the first anniversary of the date of grant of such Option, as to an additional one-third, on and after the second anniversary thereof, and as to the remaining one-third, on and after the third anniversary thereof.

          (e) The Company shall have the right to deduct applicable taxes resulting from any exercise of or other payment on an Option and to withhold an appropriate number of shares of Stock for payment of tax withholding obligations, if any, or to take such other action as may be necessary in the opinion of the Company to satisfy any tax withholding obligations. In addition, Participants may elect to (i) have the Company deduct applicable taxes by withholding an appropriate number of shares of Stock for payment of taxes required by law or (ii) tender to the Company for the purpose of satisfying tax payment obligations other Stock held by the Participant. If the Company withholds shares of Stock to satisfy tax payment obligations, the value of such Stock shall be its Fair Market Value on the date the Option is exercised. If a Participant tenders shares of Stock pursuant to clause (ii) above to satisfy tax payment obligations, the value of such Stock shall be the Fair Market Value on the date the Participant tenders such Stock to the Company.

          (f) Except as otherwise set forth in the applicable Option Agreement or as otherwise provided in paragraphs (g), (h), (i) and (j) of this
     Section 7, if a Participant's association with the Company terminates, any unexercised Option (or portion thereof) shall, to the extent it is exercisable pursuant to the terms of such Option on the date of such termination, remain exercisable for a period of three months following the date of termination or until the stated expiration date of the Option, if earlier.

          (g) If a Participant dies, any outstanding Option then held by the Participant shall become fully exercisable as of the date of the Participant's death. Any such Option shall be exercisable by the Participant's estate or beneficiaries following the Participant's death through the expiration date specified in the applicable Option Agreement and in such manner as if the Participant were living. Rights with respect to any such Option shall pass in the following order: (i) to beneficiaries so designated in writing by the Participant; or if none, then (ii) to the Participant's legal representatives; or if none, then (iii) to the persons entitled thereto as determined by a court of competent jurisdiction.

          (h) If a Participant ceases to be associated with the Company because the Participant is deemed by the Company to be disabled, any Option held by the Participant may be exercised by the Participant, if legally competent, or by a committee or other legally designated guardian or representative if the Participant is legally incompetent, through the expiration date specified in the applicable Option Agreement. Any such Option shall become fully exercisable as of the date of the Participant's termination of his association with the Company by virtue of such disability.

          (i) If a Participant's association with the Company terminates in order that such Participant may assume a position with a governmental, charitable or educational agency or institution, such Participant's Options, to the extent permitted by law, shall continue in effect and be exercisable beyond the date of termination, up until the expiration date specified in the applicable Option Agreement. Any such Option shall become fully exercisable as of the date of the Participant's termination. To the extent permitted by law, the Participant may authorize a third party (including, without limitation, the trustee of a "blind" trust), acceptable to the applicable authorities, the Participant and the Committee, to act on behalf of the Participant with respect to such Options.

          (j) If a Participant's association with the Company terminates by reason of the Participant's retirement at 62 years of age or thereafter, any outstanding Option then held by the Participant shall become fully exercisable as of the date of the Participant's retirement. Any such Option shall be exercisable through the expiration date specified in the applicable Option Agreement.

          (k) An Option shall not be assignable or transferable to, or exercisable by, anyone other than the Participant to whom it is granted, except (i) as provided in subparagraphs (g), (h), (i) and (j) of this
     Section 7 and (ii) to (A) a member of the Participant's immediate family;
     (B) a trust solely for the benefit of the Participant and/or one or more members of his immediate family; or (C) a partnership or limited liability company, all of whose interests are owned by the Participant and/or one or more members of his immediate family (any of (A), (B) and (C) referred to as a "Permitted Transferee"), in each case as set forth in this Section 7(k). A permitted transfer under subparagraph (ii) hereof may be made only upon written notice thereof to the Company. A Permitted Transferee may not further assign, sell or transfer the transferred Option, in whole or in part, other than by will or by operation of the laws of descent and distribution and upon the terms and conditions described in subparagraphs
     (g) or (h) of this Section 7. A Permitted Transferee shall agree in writing to be bound by the provisions of this Plan. For purposes of this Section 7(k), "immediate family" shall mean the Optionee's spouse, children, children-in-law and grandchildren, including adopted and step-children and grandchildren.

          (l) In the event of any change in the number of shares of outstanding Stock by reason of a stock split, stock dividend, combination or reclassification of shares, recapitalization, merger, consolidation or similar event, the Committee shall adjust proportionally the number of shares of Stock covered by each outstanding Option and the exercise price thereof. In the event of any other change affecting the Stock or any distribution (other than normal cash dividends) to holders of Stock, such adjustments as may be deemed equitable by the Committee, including adjustments to avoid fractional shares, shall be made to give proper effect to such event.

          (m) Notwithstanding the provisions of paragraph (d) of this Section 7, Options shall be subject to acceleration of exercisability in the event of a Change in Control of the Company, as provided in agreements between the Company and certain of its officers and directors which provide for certain protections and benefits in the event of a Change in Control (as defined in such agreements), or as shall be provided in applicable Option Agreements. "Change in Control" for purposes of the Plan and any Options shall mean a change in control of the Company under such circumstances as shall be specified (i) where applicable to any Options by any such agreement between the Company and a Participant as (A) may have been entered into prior to the effective date of the Plan or (B) shall be entered into after the effective date of the Plan upon such terms and conditions, to the extent applicable to any Options, as are substantially the same as those contained in earlier prior agreements with certain officers and directors, or (ii) in the applicable Option Agreement. For the purposes of the Plan or any Option, a "Change in Control" may, without limitation, be deemed to have occurred if (A) a change in control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A under the Exchange Act occurs; (B) any "person" or "group" of persons (as the terms "person" and "group" are used in Section 13(d) and 14(d) of the Exchange Act and the rules thereunder) is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the then outstanding securities of the Company;
     (C) the Company consummates a merger, consolidation, share exchange, division or other reorganization of the Company with any other corporation or entity, unless the stockholders of the Company immediately prior to such transaction beneficially own, directly or indirectly, (1) if the Company is the surviving corporation in such transaction, 60% or more of the combined voting power of the Company's outstanding voting securities as well as 60% or more of the total market value of the Company's outstanding equity securities, (2) if the Company is not the surviving corporation, 80% or more of the combined voting power of the surviving entity's outstanding voting securities as well as 80% or more of the total market value of such entity's outstanding equity securities, or (3) in the case of a division, 80% or more of the combined voting power of the outstanding voting securities of each entity resulting from the division as well as 80% or more of the total market value of each such entity's outstanding equity securities, in each case in substantially the same proportion as such stockholders owned shares of the Company prior to such transaction; (D) the Company adopts a plan of complete liquidation or winding-up of the Company;
     (E) the stockholders of the Company approve an agreement for the sale or disposition (in one transaction or a series of transactions) of all or substantially all of the Company's assets; or (F) a change of more than 25% in the composition of the Board occurs within a two-year period unless such change was approved in advance by at least two-thirds of the previous directors.

     8. Adjustments. In the event of any change in the outstanding Stock by reason of a stock split, stock dividend, combination or reclassification of shares, recapitalization, merger, consolidation or similar event, the Committee shall adjust proportionally the number of shares of Stock (a) reserved for issuance pursuant to the Plan and (b) available for Options.

     9. Amendment or Termination. The Committee may amend, modify, suspend or terminate the Plan for the purpose of (a) meeting or addressing any changes in any applicable tax, securities or other laws, rules or regulations or (b) for any other purpose permitted by law. Subject to changes in law or other legal requirements which would permit otherwise, the Plan may not be amended without stockholder approval to (i) increase materially the aggregate number of shares of Stock that may be issued under the Plan (except for any increase resulting from adjustments pursuant to Section 7(l) or 8 hereof), or (ii) increase materially the benefits accruing to Participants or (iii) modify materially the requirements as to eligibility for participation in the Plan. Further, the Plan may not be amended in a manner that would alter, impair, amend, modify, suspend or terminate any rights of a Participant or obligation of the Company under any Options theretofore granted, in any manner adverse to such affected Participant, without the consent of such affected Participant.

     10. Notice. Any written notice to the Company required by any of the provisions of the Plan shall be addressed to the Committee, c/o the Secretary of the Company, and shall become effective when received by the Secretary.

     11. Governing Law. The Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by the Code or the securities laws of the United States, shall be governed by and construed under the laws of the State of Delaware.

     12. Effective and Termination Dates. The Plan, and any amendment hereof requiring stockholder approval, shall become effective as of the date of its approval by the stockholders of the Company by the affirmative vote of a majority of the votes cast at a stockholders' meeting at which the approval of the Plan (or any such amendment) is considered, provided that the total vote cast represents over 50% of all shares entitled to vote on the proposal. The Plan shall terminate on November 30, 2006, subject to earlier termination by the Board pursuant to Section 9 hereof, except as to Options then outstanding.

                                                                      0854-PS-98

                                                                      Appendix C



                                     PROXY

                      SENSORMATIC ELECTRONICS CORPORATION

           PROXY - Annual Meeting of Stockholders - November 20, 1998

                   PROXY SOLICITED BY THE BOARD OF DIRECTORS


The undersigned, a stockholder of SENSORMATIC ELECTRONICS CORPORATION, a Delaware corporation (the "Company"), does hereby appoint ROBERT A. VANOUREK, WALTER A. ENGDAHL and GARRETT E. PIERCE, and each of them, the true and lawful attorneys and proxies, with full power of substitution, for and in the name, place and stead of the undersigned to vote, as designated on the reverse side, all of the shares of stock of the Company which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at the Boca Raton Marriott, 5150 Town Center Circle, Boca Raton, Florida 33486, on November 20, 1998, at 10 A.M., local time, and at any adjournment or adjournments thereof.

The undersigned hereby revokes any proxy or proxies heretofore given and ratifies and confirms all that the proxies appointed hereby, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof. All of said proxies or their substitutes who shall be present and act at the meeting, or if only one is present and acts, then that one, shall have and may exercise all of the powers hereby granted to such proxies. The undersigned hereby acknowledges receipt of a copy of the Notice of Annual Meeting and Proxy Statement, both dated October 14, 1998, and a copy of the Annual Report on Form 10-K for the fiscal year ended June 30, 1998.

UNLESS OTHERWISE DIRECTED, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

SEE REVERSE                                                      SEE REVERSE
   SIDE          CONTINUED AND TO BE SIGNED ON REVERSE SIDE         SIDE


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
    PLEASE MARK
[X] VOTES AS IN
    THIS EXAMPLE.


   THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2 AND 3.


   1. ELECTION OF DIRECTORS.
      NOMINEES: Thomas V. Buffett,
      James E. Lineberger and John T. Ray, Jr.
                                                                                                        FOR   AGAINST  ABSTAIN
        FOR                   WITHHELD     Mark here if you         2. Proposal to approve the          [ ]     [ ]      [ ]
        ALL     [ ]      [ ]  FROM ALL     plan to attend    [ ]       1999 Stock Incentive Plan.
      NOMINEES                NOMINEES       the meeting

                                           Mark here for            3. Proposal to amend the            FOR   AGAINST  ABSTAIN
                                          address change     [ ]       Directors Stock Option Plan.      [ ]     [ ]      [ ]
                                           and note below
                                                                       THE BOARD OF DIRECTORS RECOMMEND A VOTE
[ ] _________________________________________________________                 "AGAINST" PROPOSAL 4.
For, except vote withheld from the above nominee or nominees
                                                                    4. Stockholder's proposal.          FOR   AGAINST  ABSTAIN
                                                                                                        [ ]     [ ]      [ ]



                                                                    The proxies are hereby authorized to vote in accordance with their judgment in connection with the transaction of such
                                                                    other business, if any, as may properly come before the meeting.

                                                                    NOTE: Your signature should appear the same as your name
                                                                    appears hereon. In signing as attorney, executor, administrator, trustee or guardian, please indicate the capacity in which signing. When signing as joint tenants, all parties in the joint tenancy must sign. When a proxy is given by a corporation, it should be signed by an authorized officer and the corporate seal affixed. No postage is required if returned in the enclosed envelope and mailed in the United States.

Signature:                                Date:                    Signature:                              Date:
          ------------------------------       ----------------              ----------------------------        ----------------

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